Exhibit 99.2

NORTHWEST AIRLINES CORPORATION

CONSOLIDATED BALANCE SHEETS
(In millions)

	Successor	Predecessor
	December 31,	December 31,
	2007	2006

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$2,939	$1,461
Unrestricted short-term investments	95	597
Restricted cash, cash equivalents and short-term investments	725	424
Accounts receivable, less allowance (2007—$4; 2006—$14)	776	638
Flight equipment spare parts, less allowance (2007—$10; 2006—$255)	135	104
Maintenance and operating supplies	180	130
Prepaid expenses and other	187	212
Total current assets	5,037	3,566

PROPERTY AND EQUIPMENT
Flight equipment	7,717	10,424
Less accumulated depreciation	197	2,815
	7,520	7,609

Other property and equipment	594	1,674
Less accumulated depreciation	36	1,103
	558	571
Total property and equipment	8,078	8,180

FLIGHT EQUIPMENT UNDER CAPITAL LEASES
Flight equipment	9	24
Less accumulated amortization	1	12
Total flight equipment under capital leases	8	12

OTHER ASSETS
Goodwill	6,035	8
International routes, less accumulated amortization (2007—$2; 2006—$334)	2,976	634
Other intangibles, less accumulated amortization (2007—$54; 2006—$11)	2,136	21
Investments in affiliated companies	24	42
Other, less accumulated depreciation and amortization (2007—$8; 2006—$914)	223	752
Total other assets	11,394	1,457
Total Assets	$24,517	$13,215

The accompanying notes are an integral part of these consolidated financial statements.

NORTHWEST AIRLINES CORPORATION

CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	Successor	Predecessor
	December 31,	December 31,
	2007	2006

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Air traffic liability/deferred frequent flyer liability	$2,004	$1,557
Accrued compensation and benefits	459	301
Accounts payable	706	624
Collections as agent	140	138
Accrued aircraft rent	31	49
Other accrued liabilities	315	329
Current maturities of long-term debt	446	213
Current maturities of capital lease obligations	3	—
Total current liabilities	4,104	3,211

LONG-TERM DEBT	6,515	3,899

LONG-TERM OBLIGATIONS UNDER CAPITAL LEASES	124	—

DEFERRED CREDITS AND OTHER LIABILITIES
Long-term pension and postretirement health care benefits	3,638	86
Deferred frequent flyer liability	1,490	—
Deferred income taxes	1,131	—
Other	138	161
Total deferred credits and other liabilities	6,397	247

LIABILITIES SUBJECT TO COMPROMISE	—	13,572

PREFERRED REDEEMABLE STOCK SUBJECT TO COMPROMISE	—	277

COMMITMENTS AND CONTINGENCIES

COMMON STOCKHOLDERS’ EQUITY (DEFICIT)
Predecessor Company common stock, $.01 par value; shares authorized—315,000,000; shares issued—111,374,977 at December 31, 2006	—	1
Successor Company common stock, $.01 par value; shares authorized—400,000,000; shares issued—233,187,998 at December 31, 2007	2	—
Additional paid-in capital	7,235	1,505
Retained earnings (accumulated deficit)	342	(7,384)
Accumulated other comprehensive income (loss)	(202)	(1,100)
Predecessor Company treasury stock—24,024,317 at December 31, 2006	—	(1,013)
Successor Company treasury stock—1,684 at December 31, 2007	—	—
Total common stockholders’ equity (deficit)	7,377	(7,991)
Total Liabilities and Stockholders’ Equity (Deficit)	$24,517	$13,215

The accompanying notes are an integral part of these consolidated financial statements.

NORTHWEST AIRLINES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)

	Successor	Predecessor
	Period From	Period From
	June 1 to	January 1 to	Year Ended	Year Ended
	December 31,	May 31,	December 31,	December 31,
	2007	2007	2006	2005
OPERATING REVENUES
Passenger	$5,660	$3,768	$9,230	$8,902
Regional carrier revenues	884	521	1,399	1,335
Cargo	522	318	946	947
Other	538	317	993	1,102
Total operating revenues	7,604	4,924	12,568	12,286

OPERATING EXPENSES
Aircraft fuel and taxes	2,089	1,289	3,386	3,132
Salaries, wages and benefits	1,541	1,027	2,662	3,721
Aircraft maintenance materials and repairs	508	303	796	703
Selling and marketing	436	315	759	811
Other rentals and landing fees	304	235	562	627
Depreciation and amortization	289	206	519	552
Aircraft rentals	218	160	226	429
Regional carrier expenses	434	342	1,406	1,576
Other	1,044	684	1,512	1,654
Total operating expenses	6,863	4,561	11,828	13,205
OPERATING INCOME (LOSS)	741	363	740	(919)

OTHER INCOME (EXPENSE)
Interest expense	(282)	(225)	(565)	(610)
Interest capitalized	9	6	10	10
Investment income	105	56	109	80
Earnings of affiliated companies	2	—	1	(14)
Reorganization items, net	—	1,551	(3,165)	(1,081)
Other, net	(9)	(2)	6	77
Total other income (expense)	(175)	1,386	(3,604)	(1,538)

INCOME (LOSS) BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	566	1,749	(2,864)	(2,457)

Income tax expense (benefit)	224	(2)	(29)	7

NET INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	342	1,751	(2,835)	(2,464)

Cumulative effect of accounting change	—	—	—	(69)

NET INCOME (LOSS)	342	1,751	(2,835)	(2,533)

Preferred stock requirements	—	—	—	(22)

NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$342	$1,751	$(2,835)	$(2,555)

EARNINGS (LOSS) PER COMMON SHARE:

Basic
Income (loss) applicable to common stockholders before cumulative effect of accounting change	$1.30	$20.03	$(32.48)	$(28.57)
Cumulative effect of accounting change	—	—	—	(0.79)
Net Income (loss) applicable to common stockholders	$1.30	$20.03	$(32.48)	$(29.36)

Diluted
Income (loss) applicable to common stockholders before cumulative effect of accounting change	$1.30	$14.28	$(32.48)	$(28.57)
Cumulative effect of accounting change	—	—	—	(0.79)
Net Income (loss) applicable to common stockholders	$1.30	$14.28	$(32.48)	$(29.36)

The accompanying notes are an integral part of these consolidated financial statements.

NORTHWEST AIRLINES CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Successor	Predecessor
	Period From	Period From
	June 1 to	January 1 to	Year Ended	Year Ended
	December 31,	May 31,	December 31,	December 31,
	2007	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$342	$1,751	$(2,835)	$(2,533)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Reorganization items, net	—	(1,551)	3,165	1,081
Depreciation and amortization	289	206	519	552
Income tax expense (benefit)	224	(2)	(29)	7
Net receipts (payments) of income taxes	(1)	—	2	(3)
Pension and other postretirement benefit contributions (greater) less than expense	(13)	(2)	261	457
Stock-based compensation	76	—	2	13
Net loss (earnings) of affiliates	(2)	—	(1)	14
Net loss (gain) on disposition of property, equipment and other	10	4	16	(80)
Increase (decrease) in cash flows from operating assets and liabilities, excluding the effects of the acquisition of Mesaba Aviation, Inc.:
Post-emergence reorganization payments	(164)	—	—	—
Changes in certain assets and liabilities:
Decrease (increase) in accounts receivable	(176)	16	(3)	(102)
Decrease (increase) in flight equipment spare parts	(10)	3	23	(3)
Decrease (increase) in vendor deposits/holdbacks	162	163	(35)	(290)
Decrease (increase) in supplies, prepaid expenses and other	(74)	28	67	(34)
Increase (decrease) in air traffic liability/deferred frequent flyer liability	(317)	448	(33)	144
Increase (decrease) in accounts payable	(21)	19	287	206
Increase (decrease) in other liabilities	(1)	(51)	(164)	127
Other, net	1	14	(18)	7
Net cash provided by (used in) operating activities	325	1,046	1,224	(437)

NET CASH PROVIDED BY (USED IN) REORGANIZATION ACTIVITIES	—	5	21	1

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(739)	(312)	(527)	(359)
Purchases of short-term investments	—	(44)	(21)	(301)
Proceeds from sales of short-term investments	542	15	28	1,606
Proceeds from sale of investment in affiliates	130	—	—	—
Decrease (increase) in restricted cash, cash equivalents and short-term investments	(196)	(74)	176	(444)
Cash and cash equivalents acquired in acquisition of
Mesaba Aviation, Inc.	—	16	—	—
Proceeds from sale of property, equipment and other assets	264	—	7	6
Proceeds from sale of Pinnacle note receivable	—	—	—	102
Investments in affiliated companies and other, net	1	1	9	(1)
Net cash provided by (used in) investing activities	2	(398)	(328)	609

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of long-term debt	(645)	(609)	(2,372)	(606)
Proceeds from long-term debt	710	326	2,281	448
Payment of capital lease obligations	(1)	(1)	(14)	(16)
Payment of short-term borrowings	—	—	—	(14)
Proceeds from equity rights offering	750	—	—	—
Payments related to equity rights offering	—	(22)	—	—
Other, net	(9)	(1)	(35)	(8)
Net cash provided by (used in) financing activities	805	(307)	(140)	(196)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,132	346	777	(23)
Cash and cash equivalents at beginning of period	1,807	1,461	684	707
Cash and cash equivalents at end of period	$2,939	$1,807	$1,461	$684

Available to be borrowed under credit facilities	$101	$127	$—	$—

Cash and cash equivalents and unrestricted short-term investments at end of period	$3,034	$2,445	$2,058	$1,262

Supplemental Cash Flow Information:
Interest paid	$304	$208	$569	$529

Investing and Financing Activities Not Affecting Cash:
Manufacturer financing of aircraft and other non-cash transactions	$335	$167	$280	$344

The accompanying notes are an integral part of these consolidated financial statements.

NORTHWEST AIRLINES CORPORATION
CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS’ EQUITY (DEFICIT)
(In millions)

				Retained	Accumulated
			Additional	Earnings	Other
	Common Stock		Paid-In	(Accumulated	Comprehensive	Treasury
	Shares	Amount	Capital	Deficit)	Income (Loss)	Stock	Total
Balance at January 1, 2005	111.1	$1	$1,471	$(1,999)	$(1,547)	$(1,013)	$(3,087)
(Predecessor Company)

Net income (loss)	—	—	—	(2,533)	—	—	(2,533)
Other comprehensive income (loss)
Foreign currency	—	—	—	—	(7)	—	(7)
Deferred gain/(loss) from hedging activities	—	—	—	—	11	—	11
Unrealized gain/(loss) on investments	—	—	—	—	(9)	—	(9)
Pension, other postretirement, and long-term disability benefits	—	—	—	—	(16)	—	(16)
Total							(2,554)

Series C Preferred Stock dividends accrued	—	—	—	(22)	—	—	(22)
Series C Preferred Stock converted to Common Stock	0.2	—	16	—	—	—	16
Stock options expensing	—	—	13	—	—	—	13
Issuance of Treasury Stock	—	—	—	6	—	—	6

Balance at December 31, 2005	111.3	1	1,500	(4,548)	(1,568)	(1,013)	(5,628)
(Predecessor Company)

Net income (loss)	—	—	—	(2,835)	—	—	(2,835)
Other comprehensive income (loss)
Deferred gain/(loss) from hedging activities	—	—	—	—	(10)	—	(10)
Unrealized gain/(loss) on investments	—	—	—	—	3	—	3
Pension, other postretirement, and long-term disability benefits	—	—	—	—	699	—	699
Total							(2,143)

Series C Preferred Stock converted to Common Stock	0.1	—	3	—	—	—	3
Stock options expensing	—	—	2	—	—	—	2
Other	—	—	—	(1)	—	—	(1)
Adjustment to Adopt SFAS No. 158	—	—	—	—	(224)	—	(224)

Balance at December 31, 2006	111.4	1	1,505	(7,384)	(1,100)	(1,013)	(7,991)
(Predecessor Company)

Series C Preferred Stock converted to Common Stock	—	—	2	—	—	—	2

Net income (loss) from January 1 to May 31, 2007	—	—	—	1,751	—	—	1,751

Other comprehensive income (loss)
Foreign currency	—	—	—	—	(1)	—	(1)
Unrealized gain/(loss) on investments	—	—	—	—	1	—	1
Total							—
Balance at May 31, 2007	111.4	1	1,507	(5,633)	(1,100)	(1,013)	(6,238)
(Predecessor Company)

Fresh start adjustments:
Cancellation of the Predecessor Company’s preferred and common stock	(111.4)	(1)	(1,507)	—	—	1,013	(495)

Elimination of the Predecessor Company’s accumulated deficit and accumulated other comprehensive income	—	—	—	5,633	1,100	—	6,733

Reorganization value ascribed to the Successor Company	167.4	2	6,448	—	—	—	6,450

Issuance of new equity interests in connection with emergence from Chapter 11	27.8	—	728	—	—	—	728
Balance at June 1, 2007	195.2	2	7,176	—	—	—	7,178
(Successor Company)

Net income from June 1 to December 31, 2007	—	—	—	342	—	—	342
Other comprehensive income (loss)
Deferred gain/(loss) from hedging activities	—	—	—	—	(3)	—	(3)
Pension, other postretirement, and long-term disability benefits	—	—	—	—	(199)	—	(199)
Total							(202)

Compensation expense associated with equity awards	—	—	59	—	—	—	59
Acquisition of Treasury Stock	—	—	—	—	—	—	—
Equity distributions - claims	38	—	—	—	—	—	—
Balance at December 31, 2007	233.2	$2	$7,235	$342	$(202)	$—	$7,377

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Voluntary Reorganization Under Chapter 11 Proceedings

Background and General Bankruptcy Matters.  The following discussion provides general background information regarding the Company’s Chapter 11 cases, and is not intended to be an exhaustive summary.  Detailed information pertaining to the bankruptcy filings may be obtained at http://www.nwa-restructuring.com. Information contained on the Company’s Web site is not incorporated into these financial statements.

On September 14, 2005 (the “Petition Date”), NWA Corp. and 12 of its direct and indirect subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  Subsequently, on September 30, 2005, NWA Aircraft Finance, Inc., an indirect subsidiary of NWA Corp., also filed a voluntary petition for relief under Chapter 11.  On May 18, 2007, the Bankruptcy Court entered an order approving and confirming the Debtors’ First Amended Joint and Consolidated Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (as confirmed, the “Plan” or “Plan of Reorganization”).  The Plan became effective and the Debtors emerged from bankruptcy protection on May 31, 2007 (the “Effective Date”).  On the Effective Date, the Company implemented fresh-start reporting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”).

As a result of the application of fresh-start reporting in accordance with SOP 90-7 upon the Company’s emergence from bankruptcy on May 31, 2007, the financial statements prior to June 1, 2007 are not comparable with the financial statements for periods on or after June 1, 2007. References to “Successor Company” refer to the Company on or after June 1, 2007, after giving effect to the application of fresh-start reporting. References to “Predecessor Company” refer to the Company prior to June 1, 2007. See “Note 2 — Fresh-Start Reporting” for further details.

The Plan generally provided for the full payment or reinstatement of allowed administrative claims, priority claims, and secured claims, and the distribution of new common stock of the Successor Company to the Debtors’ creditors, employees and others in satisfaction of allowed unsecured claims.  The Plan contemplates the issuance of approximately 277 million shares of new common stock by the Successor Company (out of the 400 million shares of new common stock authorized under its amended and restated certificate of incorporation), as follows:
•	225.8 million shares of common stock are issuable to holders of certain general unsecured claims;
•	8.6 million shares of common stock are issuable to holders of guaranty claims;
•	27.8 million shares of common stock were issued pursuant to the Rights Offering and an Equity Commitment Agreement; and
•	15.2 million shares of common stock are subject to awards under a management equity plan.

The new common stock is listed on the New York Stock Exchange (the “NYSE”) and began trading under the symbol “NWA” on May 31, 2007.  Pursuant to the Plan of Reorganization, stockholders of NWA Corp. prior to the Effective Date received no distributions and their stock was cancelled.

In connection with the consummation of the Plan of Reorganization, on the Effective Date, the Company’s existing $1.225 billion Senior Corporate Credit Facility (“Bank Credit Facility”) was converted into exit financing in accordance with its terms.  See “Note 8 — Long-Term Debt and Short-Term Borrowings” for additional information.

Stockholder Rights Plan.  Pursuant to the Stockholder Rights Plan (the “Rights Plan”), each share of common stock has attached to it a right and, until the rights expire or are redeemed, each new share of common stock issued by NWA Corp., will include one right.  Once exercisable, each right entitles the holder (other than the acquiring person or group) to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $120, subject to adjustment.  The rights become exercisable upon the occurrence of certain events, including the acquisition by any air carrier with passenger revenues in excess of approximately $1 billion per year (as such amount may be increased based on increases in the Consumer Price Index from 2000) (a “Major Carrier”), a holding company of a Major Carrier or any of their respective affiliates acquires beneficial ownership of 20% or more of NWA Corp.’s outstanding common stock or commences a tender or exchange offer that would result in such person or group acquiring beneficial ownership of 20% or more of NWA Corp.’s outstanding common stock.  The rights expire on May 31, 2017, and may be redeemed by NWA Corp. at a price of $.01 per right prior to the time they become exercisable.

Equity Commitment Agreement.  On March 27, 2007, the Bankruptcy Court approved the Equity Commitment Agreement dated February 12, 2007 among NWA Corp., together with Northwest, as guarantor, and JP Morgan Securities Inc. (“JP Morgan”), pursuant to which, among other things, JP Morgan agreed to backstop the rights offering (the “Rights Offering”) to creditors of NWA Corp., Northwest and the Debtors.  The Company raised net proceeds of $728 million in new capital through the sale of 27,777,778 shares of new common stock pursuant to the Rights Offering and JP Morgan’s commitments under the Equity Commitment Agreement.

Restrictions on the Transfer of Common Stock.  To reduce the risk of a limitation under Section 382 of the Internal Revenue Code on the Company’s ability to use its net operating loss carryforwards (“NOLs”), the Amended and Restated Certificate of Incorporation restricts certain transfers of common stock for two years after the Company’s emergence from bankruptcy.  Such restrictions can be extended thereafter for three consecutive one year periods (to June 2012) upon, each time, the affirmative vote of the Company’s stockholders.  During the two year period, these restrictions generally provide that any attempted transfer of common stock prior to the expiration of the term of the transfer restrictions will be prohibited and void if such transfer would cause the transferee’s ownership interest in the Company to increase to 4.95% or above, including an increase in a transferee’s ownership interest from 4.95% or above to a greater ownership interest, unless approved by the Board of Directors on the basis that the transfer does not increase the risk of an ownership change.  In the event that these restrictions are extended beyond the two year period, the Board of Directors will approve proposed transfers that, taking into account all prior transfers, do not result in an aggregate owner shift under Section 382 of more than 30%.  If the aggregate owner shift as of any date after the two year period exceeds 30%, the Board of Directors has the discretion to approve any subsequent transfers subject to the standards applicable during the two year period until the earlier of the date on which the aggregate owner shift no longer exceeds 30%, or the restriction is no longer in effect.

The Predecessor Company’s common stock ceased trading on the NASDAQ stock market on September 26, 2005 and began trading in the “over-the-counter” market under the symbol NWACQ.PK.  Upon the Effective Date of the Plan, the outstanding common and preferred stock of the Predecessor Company was cancelled for no consideration and the Predecessor Company’s stockholders no longer have any interest as stockholders in the Successor Company by virtue of their ownership of the Predecessor Company’s common or preferred stock prior to emergence from bankruptcy.

Claims Resolution Process.  Pursuant to terms of the Plan of Reorganization, approximately 225.8 million shares of the Successor Company’s common stock will be issued to holders of allowed general unsecured claims and 8.6 million shares will be issued to holders who also held a guaranty claim from the Debtors.  Once a claim is allowed consistent with the claims resolution process as provided in the Plan, the claimant is entitled to a distribution of new common stock.  Approximately 199.6 million shares of new common stock were issued and distributed on or about May 31, 2007, July 16, 2007, October 1, 2007 and January 2, 2008 as part of the initial distributions in respect of valid unsecured claims totaling $7.8 billion.  Additionally, approximately 7.9 million shares of new common stock were distributed in respect of valid unsecured guaranty claims.  In total, there are approximately 27.0 million remaining shares of new common stock held in reserve under the terms of the Plan of Reorganization.  Of these shares, approximately 26.3 million are being held in reserve relating to disputed unsecured claims totaling $1.0 billion, and 0.7 million are being held in reserve relating to unsecured guaranty claims totaling $295 million.

The Company estimates that the probable range of unsecured claims to be allowed will be between $8.0 and $8.4 billion.  Differences between claim amounts filed and the Company’s estimates are being investigated and will be resolved in connection with the claims resolution process. However, there will be no further financial impact to the Company associated with the settlement of such unsecured claims, as the holders of all allowed unsecured claims against the Predecessor Company will receive under the Plan of Reorganization only their pro rata share of the distribution of the newly issued Common Stock of the Successor Company.  Secured claims were deemed unimpaired under the Plan and were satisfied upon either reinstatement of the obligations in the Successor Company, surrendering the collateral to the secured party, or by making full payment in cash.

Note 2 — Fresh-Start Reporting

        Upon emergence from its Chapter 11 proceedings on May 31, 2007, the Company adopted fresh-start reporting in accordance with SOP 90-7.  The Company’s emergence from Chapter 11 resulted in a new reporting entity with no retained earnings or accumulated deficit.  Accordingly, the Company’s consolidated financial statements for periods prior to June 1, 2007 are not comparable to consolidated financial statements presented on or after June 1, 2007.

        Fresh-start reporting reflects the value of the Company as determined in the confirmed Plan of Reorganization. Under fresh-start reporting, the Company’s asset values were remeasured and allocated in conformity with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations (“SFAS No. 141”). The excess of reorganization value over the fair value of net tangible and identifiable intangible assets was recorded as goodwill in the accompanying Consolidated Balance Sheet. In addition, fresh-start reporting also required that all liabilities, other than deferred taxes and pension and other postretirement benefit obligations, be stated at fair value or at the present values of the amounts to be paid using appropriate market interest rates. Deferred taxes are determined in conformity with SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”).

        Estimates of fair value represent the Company’s best estimates based on its valuation models, which incorporated industry data and trends and relevant market rates and transactions.  The estimates and assumptions are inherently subject to significant uncertainties and contingencies beyond the control of the Company.  Accordingly, we cannot provide assurance that the estimates, assumptions, and values reflected in the valuations will be realized, and actual results could vary materially.

        To facilitate the calculation of the enterprise value of the Successor Company, Northwest’s financial advisors assisted management in the preparation of a valuation analysis for the Successor Company’s common stock to be distributed as of the Effective Date to the unsecured creditors.  The enterprise valuation included (i) a 40% weighting towards a comparable company analysis based on financial ratios and multiples of comparable companies, which were then applied to the financial projections developed by the Company to arrive at an enterprise value; and (ii) a 60% weighting towards a discounted cash flow analysis which measures the projected multi-year, un-levered free cash flows of the Company to arrive at an enterprise value.

        The estimated enterprise value and corresponding equity value are highly dependent upon achieving the future financial results set forth in the five-year financial projections included in the Company’s Plan of Reorganization, as well as the realization of certain other assumptions.  The equity value of the Company was calculated to be a range of approximately $6.45 billion to $7.55 billion.  Based on claims trading prior to the Company’s Effective Date and the trading value of the Company’s common stock post emergence, the equity value of the Company was estimated to be $6.45 billion for purposes of preparing the Company’s financial statements.  The estimates and assumptions made in this valuation are inherently subject to significant uncertainties and the resolution of contingencies beyond the reasonable control of the Company.  Accordingly, there can be no assurance that the estimates, assumptions, and amounts reflected in the valuations will be realized, and actual results could vary materially.  Moreover, the market value of the Company’s common stock may differ materially from the equity valuation.

        As part of the provisions of SOP 90-7, on June 1, 2007 we were required to adopt all accounting guidance that would be effective within the subsequent twelve-month period.  See “Note 4 — Fair Value Measurements” for additional information.

        The following Fresh-Start Condensed Consolidated Balance Sheet illustrates the financial effects on the Company resulting from the implementation of the Plan of Reorganization and the adoption of fresh-start reporting.  This Fresh-Start Condensed Consolidated Balance Sheet reflects the effect of consummating the transactions contemplated in the Plan of Reorganization, including settlement of various liabilities, issuance of certain securities, incurrence of new indebtedness, repayment of old indebtedness, and other cash payments.

The effects of the Plan of Reorganization and fresh-start reporting on the Company’s Condensed Consolidated Balance Sheet are as follows:

		(a)	(b)	(c)	(d)
			New Credit
			Facility	New		(Successor)
	(Predecessor)	Debt Discharge &	Financing	Equity	Fresh-Start	Reorganized
(In millions)	May 31, 2007	Reclassification	Transactions	Issued	Adjustments	June 1, 2007

ASSETS

CURRENT ASSETS
Cash, cash equivalents and unrestricted short-term investments	$2,465	$(20)	$—	$750	$—	$3,195
Restricted cash, cash equivalents and short-term investments	974	—	—	—	170	1,144
Accounts receivable, less allowance	587	—	—	—	(9)	578
Flight equipment spare parts and maintenance and operating supplies	217	—	—	—	31	248
Prepaid expenses and other	254	—	—	(22)	(51)	181
Total current assets	4,497	(20)	—	728	141	5,346

PROPERTY AND EQUIPMENT
Net flight equipment and net flight equipment under capital lease	7,767	—	—	—	(1,068)	6,699
Other property and equipment, net	477	—	—	—	69	546
Total property and equipment, net	8,244	—	—	—	(999)	7,245

OTHER ASSETS
Goodwill	18	—	—	—	6,239	6,257
International routes and other intangible assets	653	—	—	—	4,513	5,166
Investments in affiliated companies	22	—	—	—	143	165
Other	739	—	—	—	(267)	472
Total other assets	1,432	—	—	—	10,628	12,060

Total Assets	$14,173	$(20)	$—	$728	$9,770	$24,651

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Air traffic liability/deferred frequent flyer liability	$2,006	$—	$—	$—	$274	$2,280
Accrued compensation and benefits	445	4	—	—	(20)	429
Accounts payable	1,538	179	—	—	5	1,722
Current maturities of long-term debt and capital lease obligations	218	305	(10)	—	—	513
Current maturities of long-term debt - exit financing	—	—	10	—	—	10
Other	87	—	—	—	(49)	38
Total current liabilities	4,294	488	—	—	210	4,992

LONG-TERM OBLIGATIONS
Long-term debt and obligations under capital leases	4,149	1,993	(1,215)	—	22	4,949
Exit financing	—	—	1,215	—	—	1,215
Total long-term obligations	4,149	1,993	—	—	22	6,164

DEFERRED CREDITS AND OTHER LIABILITIES
Long-term pension and postretirement health care benefits	86	3,786	—	—	(426)	3,446
Deferred frequent flyer liability	—	—	—	—	1,549	1,549
Deferred income taxes	4	—	—	—	1,127	1,131
Other	275	125	—	—	(209)	191
Total deferred credits and other liabilities	365	3,911	—	—	2,041	6,317

LIABILITIES SUBJECT TO COMPROMISE	14,350	(14,350)	—	—	—	—

PREFERRED REDEEMABLE STOCK SUBJECT TO COMPROMISE	275	(275)	—	—	—	—

COMMON STOCKHOLDERS’ EQUITY (DEFICIT)
Predecessor Company common stock, additional paid-in capital and treasury stock	495	—	—	—	(495)	—
Retained earnings (accumulated deficit)	(8,655)	1,763	—	—	6,892	—
Accumulated other comprehensive income (loss)	(1,100)	—	—	—	1,100	—
Successor Company common stock and additional paid-in capital	—	6,450	—	728	—	7,178
Total common stockholders’ equity (deficit)	(9,260)	8,213	—	728	7,497	7,178

Total Liabilities and Stockholders’ Equity (Deficit)	$14,173	$(20)	$—	$728	$9,770	$24,651

____________________
(a)
 Debt Discharge and Reclassification.  This column reflects the discharge of $8.2 billion of liabilities subject to compromise pursuant to the terms of the Plan of Reorganization.  Pursuant to the Plan, the holders of general unsecured claims and guaranty claims together will receive approximately 234 million common shares of the Successor Company in satisfaction of such claims.

This column also reflects the Successor Company’s reinstatement of $6.4 billion of secured liabilities which had been classified as liabilities subject to compromise on the Predecessor Company’s balance sheet, consisting of the following:
•	$3.8 billion represents the reinstatement of pension and other post-retirement benefit plan liabilities;
•	$2.3 billion reflects the reinstatement of secured debt, including accrued interest; and
•	$0.3 billion is associated with accruals for priority payments and other payments required under the Plan.

Additionally, this column reflects the payment of $20 million for cash cures and convenience class payments to certain unsecured creditors pursuant to the Plan, and the reclassification of $125 million of pre-petition deferred liabilities and credits that were reclassified out of liabilities subject to compromise, and subsequently written off as part of the fresh-start adjustments.

(b)
  New Credit Facility Financing Transactions.  In connection with the consummation of the Plan of Reorganization, on the Effective Date, the Company’s existing $1.225 billion Bank Credit Facility was converted into the exit financing in accordance with its terms.  See “Note 8 - Long-Term Debt and Short-Term Borrowings” for further details.

(c)	New Equity Issued. This column reflects $728 million in net proceeds received on the Effective Date from the Company’s Rights Offering.

(d)
 Fresh-Start Adjustments.  Fresh-start adjustments were recorded on the Effective Date to reflect asset values at their estimated fair values and liabilities at their estimated fair value or the present value of amounts to be paid, including the following:

•	$4.5 billion of incremental intangible assets were recorded in conjunction with the estimated fair value of the Company’s international route authorities, slots and other intangible assets;
•	$1.5 billion was recorded to recognize the additional estimated fair value of the Company’s frequent flyer liability;
•	The balance of the Company’s flight equipment was decreased by $1.1 billion to its estimated fair value;
•	The Company’s deferred tax liability balance was increased by $1.1 billion in conjunction with recording the estimated fair value of certain indefinite-lived intangible assets;
•
 The pension and other postretirement benefits liability balances were reduced by $0.4 billion due to the required remeasurement at emergence.   The weighted-average discount rate used in our remeasurement was 6.17% at May 31, 2007, compared with a weighted-average discount rate of 5.93% as of our December 31, 2006 remeasurement date.

•	The Company’s air traffic liability balance was increased by $0.3 billion to its estimated fair value; and
•	Entries were recorded to eliminate the Predecessor Company’s equity balances and establish the opening equity balances of the Successor Company.

Additionally, goodwill of $6.2 billion was recorded to reflect the excess of the Successor Company’s reorganization value over the value of tangible and identifiable intangible assets.  Additional changes in the fair values of these assets and liabilities from the current estimated values, as well as changes in other assumptions, could significantly impact the reported value of goodwill.  Accordingly, there can be no assurance that the estimates, assumptions, and values reflected in the valuations will be realized, and actual results could vary materially.  Moreover, the market value of the Company’s common stock may differ materially from the equity valuation.

Note 3 — Summary of Significant Accounting Policies

Business.  Northwest’s operations account for approximately 99% of the Company’s consolidated operating revenues and expenses.  Northwest is a major air carrier engaged principally in the commercial transportation of passengers and cargo, directly serving as many as 239 cities in 21 countries in North America, Asia and Europe.  Northwest’s global airline network includes domestic hubs at Detroit, Minneapolis/St. Paul and Memphis, an extensive Pacific route system with a hub in Tokyo, a transatlantic joint venture with KLM, which operates through a hub in Amsterdam, a domestic and international alliance with Continental and Delta, membership in SkyTeam, a global airline alliance with KLM, Continental, Delta, Air France, Aeroflot, Aeromexico, Alitalia, China Southern, CSA Czech Airlines, and Korean Air, exclusive marketing agreements with three domestic regional carriers, Pinnacle, Mesaba and Compass, which operate as Northwest Airlink carriers, and a cargo business that includes a dedicated fleet of freighter aircraft that operate through hubs in Anchorage and Tokyo.

Financial Statement Presentation.  The Company’s financial statements after the Effective Date are not comparable to those prior to the Effective Date.  The Company’s consolidated financial statements have been prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  Upon emergence from bankruptcy, we adopted fresh-start reporting in accordance with the SOP 90-7, which resulted in our becoming a new entity for financial reporting purposes.  The adoption of fresh-start reporting had a material impact on the consolidated financial statements of the new financial reporting entity.  See “Note 2 — Fresh-Start Reporting” for additional information.

Basis of Consolidation.  NWA Corp. is a holding company whose operating subsidiary is Northwest.  The consolidated financial statements include the accounts of NWA Corp. and all consolidated subsidiaries.  All significant intercompany transactions have been eliminated.

Cash and Cash Equivalents.  Cash equivalents are carried at cost and consist primarily of cash and unrestricted money market funds.  These highly liquid instruments approximate fair value due to their short maturities.  The Company classifies investments with a maturity of more than three months as short-term investments.

Restricted Cash.  The Company in the ordinary course of business collects funds from passengers and withholdings from employees that are required to be paid to various taxing authorities, in addition to certain taxes that are self assessed.  These collections include U.S. transportation taxes, passenger facility charges, and fuel taxes, which are collected in the capacity of an agent and are presented on a net basis.  Withholdings include the employee portion of payroll taxes, among others.  The Company has also established an irrevocable tax trust and a VEBA trust; cash held in these trusts is included in restricted cash.

Various taxes and fees assessed on the sale of tickets to end customers are collected by the Company as an agent and remitted to the respective taxing authority.  These taxes and fees have been presented on a net basis in the accompanying consolidated statements of operations, and recorded as a liability until remitted to the respective taxing authority.

During 2007 the restricted cash balance increased $301 million to $725 million as of December 31, 2007 from $424 million as of December 31, 2006.  The increase was primarily due to a $213 million deposit in an escrow account related to Northwest’s pending investment in Midwest Air Group, LLC, a company formed by Northwest, TPG Midwest US V, LLC, and TPG Midwest International V, LLC for purposes of acquiring Midwest Air Group, Inc.  The deposit was classified as restricted cash as of December 31, 2007 and was subsequently withdrawn upon the closing of the transaction in January 2008.  In addition, the Company’s irrevocable trust fund balance increased $45 million and other restricted cash items increased $43 million.

Use of Estimates.  The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in its consolidated financial statements and accompanying notes.  Actual results could differ from those estimates.

Under fresh-start reporting, the Company’s asset values were remeasured using fair value, which was allocated in conformity with SFAS No. 141.  In addition, fresh-start reporting also requires that all liabilities, other than deferred taxes and pension and other postretirement benefit obligations, be reported at fair value or the present values of the amounts to be paid using appropriate market interest rates.  Deferred taxes are reported in conformity with SFAS No. 109.

Estimates of fair value represent the Company’s best estimates based on its valuation models, which incorporated industry data and trends and relevant market rates and transactions.  The estimates and assumptions are inherently subject to significant uncertainties and contingencies beyond the control of the Company.  Accordingly, we cannot provide assurance that the estimates, assumptions, and values reflected in the valuations will be realized, and actual results could vary materially.

Presentation of Regional Carrier Related Revenue and Expense Items.  Compass Airlines, Inc. (“Compass”) has been a wholly-owned consolidated subsidiary of the Company since its inception in 2006.  Mesaba Aviation, Inc. (“Mesaba”) was acquired by the Company on April 24, 2007 and became a wholly-owned consolidated subsidiary.  Northwest and Pinnacle Airlines, Inc. (“Pinnacle”), an unconsolidated regional carrier, have entered into an airline services agreement (“ASA”), under which Northwest determines Pinnacle’s commuter aircraft scheduling.  This agreement is structured as a capacity purchase agreement whereby Northwest pays Pinnacle to operate the flights on Northwest’s behalf and Northwest is entitled to all revenues associated with those flights.  Ticket revenues generated on flights operated by Compass, Mesaba and Pinnacle are recorded in Regional Carrier Revenue.  Since the inception of Compass and the acquisition of Mesaba, operating expenses of these subsidiaries have been presented on the applicable lines of the Consolidated Statements of Operations.  Amounts presented in Regional Carrier Expenses represent ASA payments to Pinnacle and other Pinnacle-related expenses.  In conjunction with the effectiveness of the Amended Pinnacle ASA and the Stock Purchase and Reorganization Agreement with Mesaba, the Company changed its presentation of certain regional carrier related revenue and expense items effective January 1, 2007.  This change in presentation had no impact on the Company’s 2007 operating income.

If this change in presentation was retroactively applied to prior year financial statements for the year ended December 31, 2006, Other Operating Revenues would have decreased $209 million, Depreciation and Amortization Expense would have increased by $3 million, Aircraft Rentals Expense would have increased $188 million, Regional Carrier Expenses would have decreased $400 million, and the Operating Income would have been unchanged.

Operating Revenues.  The value of unused passenger tickets, miscellaneous change orders (“MCO’s”) and travel credit vouchers (“TCV’s”) are included in current liabilities as air traffic liability.  Passenger and cargo revenues are recognized when the transportation is provided or when the ticket expires.  Unused domestic passenger tickets generally expire one year from scheduled travel.  Unused international passenger tickets generally expire one year from ticket issuance.   On the Effective Date, the Company revised the accounting method used to recognize revenue for unused tickets, adopting the delayed recognition approach.  Under the delayed recognition approach, no revenue is recognized on an unused ticket until the validity period has expired and the ticket can no longer be used.  Prior to the Effective Date, the Company recognized breakage associated with unused passenger tickets based on estimates of future breakage developed using historical breakage trends.

Frequent Flyer Program.  Northwest operates a frequent flyer loyalty program known as “WorldPerks.”  WorldPerks is designed to retain and increase traveler loyalty by offering incentives to travelers for their continued patronage.  Under the WorldPerks program, miles are earned by flying on Northwest or its alliance partners and by using the services of program partners for such things as credit card use, hotel stays, car rentals and other activities.  Northwest sells mileage credits to the program and alliance partners.  WorldPerks members accumulate mileage in their accounts and later redeem mileage for free or upgraded travel on Northwest and alliance partners.  WorldPerks members that achieve certain mileage thresholds also receive enhanced service benefits from Northwest such as special service lines, advance flight boarding and upgrades.

The Company adopted a deferred revenue method to recognize frequent flyer revenues on the Effective Date.  Under this method, we account for miles earned and sold as separate deliverables in a multiple element arrangement as prescribed by EITF No. 00-21, Revenue Arrangements with Multiple Deliverables (“EITF No. 00-21”).  Therefore, mileage credits earned on or after June 1, 2007 are now deferred based upon the price for which we sell mileage credits to other airlines (“deferred mileage credits”), which we believe represents the best evidence of their fair value in accordance with EITF No. 00-21.  The revenue on deferred frequent flyer miles will be recognized when the miles are ultimately redeemed through flight, upgrades or other means, or when it becomes remote that the miles will ever be used.  Estimating deferred mileage credits that will not be redeemed requires significant management judgment. Based on current program rules and historical redemption trends, the Company records passenger revenue associated with deferred mileage credits if the mile is unredeemed seven years after issuance.  The amounts expected to be recognized in the next year based on historical redemption patterns are recorded as a component of current liabilities, while the remaining amount expected to be redeemed in years two through seven are recorded in Deferred Credits and Other Liabilities.

We previously accounted for frequent flyer miles earned on Northwest flights on an incremental cost basis as an accrued liability and as operating expense, while miles sold to airline and non-airline businesses were accounted for on a deferred revenue basis.  Also in conjunction with the adoption of the new accounting policy, Northwest began recording a component of the payments received from non-airline marketing partners in Other Revenue rather than in Passenger Revenue.  The component recognized as Other Revenue is the portion of the payment received that represents the amount paid by the marketing partner in excess of the value of the deferred mileage credits.

As a result of the application of fresh-start reporting, the WorldPerks frequent flyer obligation was revalued at the Effective Date to reflect the estimated fair value of miles to be redeemed in the future. Outstanding miles earned by flying Northwest or its partner carriers were revalued using a weighted-average per-mile equivalent ticket value, taking into account such factors as class of service and domestic and international ticket itineraries, which can be reflected in awards flown by WorldPerks members.  The Company recorded deferred revenue for its frequent flyer program of $2.0 billion as of December 31, 2007.  At December 31, 2006, the Company had recorded an incremental cost liability and deferred revenue for its frequent flyer program totaling $412 million.

Property, Equipment and Depreciation.  Owned operating property and equipment and equipment under capital leases used in operations were remeasured at fair values in accordance with SFAS No. 141, as of the Effective Date. The Company records additions to property and equipment at cost when acquired.  Property and equipment under capital lease, and related obligations for future lease payments, are recorded at amounts equal to the initial present value of those lease payments.

Depreciation is based on the straight-line method over assets’ estimated useful lives.  Leasehold improvements are amortized over the remaining term of the lease, including estimated renewal options when renewal is reasonably assured, or the estimated useful life of the related asset, whichever is less.  On the Effective Date, the Successor Company increased the depreciable lives of certain wide-body aircraft to better reflect the period over which those assets will be used.  Future purchases of aircraft will be depreciated to estimated salvage values, over lives of 20 to 30 years; buildings and leasehold improvements will be depreciated up to 31.5 years; and other property and equipment will be depreciated over lives of three to 20 years.

The Company accounts for certain airport leases under EITF Issue No. 99-13, Application of EITF Issue No. 97-10, The Effect of Lessee Involvement in Asset Construction, and FASB Interpretation No. 23, Leases of Certain Property Owned by a Government Unit or Authority to Entities that Enter into Leases with Government Entities, which requires the financing related to certain guaranteed airport construction projects committed to after September 23, 1999, be recorded on the balance sheet.  Capitalized expenditures of $89.4 million at December 31, 2007 which relate to airport improvements at Memphis, Knoxville and Seattle were recorded in other property and equipment, with the corresponding obligations included in long-term obligations under capital leases.  Capital expenditures associated with a construction project at the Detroit airport were also reflected in other property and equipment with a corresponding liability on the balance sheet. This amount totaled $18.2 million at December 31, 2007.  Upon completion of the project, the corresponding asset and obligation will be removed from the balance sheet and will be accounted for as an operating lease.

Impairment of Long-Lived Assets.  The Company evaluates long-lived tangible assets and definite-lived intangible assets for potential impairments in compliance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, (“SFAS No. 144”).  The Company records impairment losses on long-lived assets when events and circumstances indicate the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts.  Impairment losses are measured by comparing the fair value of the assets to their carrying amounts.  In determining the need to record impairment charges, the Company is required to make certain estimates regarding such things as the current fair market value of the assets and future net cash flows to be generated by the assets.  The current fair market value is determined by valuations or published sales values of similar assets and the future net cash flows are based on assumptions such as asset utilization, expected remaining useful lives, future market trends and projected salvage values.  Impairment charges are recorded in depreciation and amortization expense.  If there are subsequent changes in these estimates, or if actual results differ from these estimates, additional impairment charges may be recognized.

In the fourth quarter of 2006, the Company recorded $33.5 million as additional reorganization expense for the impairment of certain Boeing 747-200 passenger and freighter aircraft and DC9-30 aircraft.  See “Note 7 — Reorganization Related Items.”  Also in the fourth quarter of 2006, the Company recorded an aircraft impairment of $5.8 million as additional depreciation expense for one DC9-30.

In the second quarter of 2006, the Company recorded $28 million related to the impairment of six owned aircraft and related inventory and equipment, which were permanently removed from service.  These charges reflect the Company’s decision to accelerate the retirement of its DC10 aircraft and to permanently park three DC9 aircraft.  The impairment charges were recorded as reorganization expenses and are included in “Note 7 — Reorganization Related Items.”

In December 2005, as part of the implementation of its restructuring driven fleet plan, the Company removed 18 DC9-30 aircraft from operations and determined that the AVRO RJ85 fleet would be removed from service by the end of 2006.  As a result, the Company recorded, as reorganization expense, impairment charges of $153 million for the DC9-30 aircraft and the 10 owned AVRO RJ85 aircraft in the fourth quarter of 2005.

In June 2005, the Company recorded $48 million for the impairment and other charges related to nine owned and two leased aircraft of various types that it did not intend to return to service.  Of the $48 million recorded, approximately $40 million related to acceleration of aircraft rent expense and other charges on the two leased aircraft and $8 million was attributable to aircraft impairments on the nine owned aircraft.

Flight Equipment Spare Parts.  On the Effective Date, flight equipment spare parts were remeasured at current replacement cost in accordance with SFAS No. 141.  Inventories are expensed when consumed in operations or scrapped. An allowance for obsolescence is provided based on calculations defined by the type of spare part.  This obsolescence reserve is recorded over the useful life of the associated aircraft.

Airframe and Engine Maintenance.  Routine maintenance, airframe and engine overhauls are charged to expense as incurred or accrued when a contractual obligation exists, such as induction of an asset at a vendor for service or on the basis of hours flown for certain costs covered by power-by-the-hour type agreements.  Modifications that enhance the operating performance or extend the useful lives of airframes or engines are capitalized and amortized over the remaining estimated useful life of the asset.

Goodwill and Intangibles.  Goodwill represents the excess of the reorganization value of the Successor Company over the fair value of tangible assets and identifiable intangible assets resulting from the application of SOP 90-7.  Northwest’s goodwill mainly consists of three components:
•
 A valuation allowance recorded against our net deferred tax assets, as required by SFAS No. 109; this valuation allowance will be reversed against goodwill when the Company reports income in future periods.

•	Revenue-generating intangibles that do not meet the contractual or separable criteria of SFAS No. 141, including our flight network and international routes to open skies countries.
•	The value inherent in future customer relationships due to Northwest’s ability to attract new customers.

Identifiable intangible assets consist primarily of international route authorities, trade names, the WorldPerks customer database, airport slots/airport operating rights, certain partner contracts and other items. International route authorities, certain airport slots/airport operating rights and trade-names are indefinite-lived and, as such, are not amortized.  The Company’s definite-lived intangible assets are amortized on a straight-line basis over the estimated lives of the related assets, which span periods of four to 30 years.

The following table presents information about our intangible assets, including goodwill, at December 31, 2007 and 2006:

		Successor December 31, 2007		Predecessor December 31, 2006
	Asset	Gross Carrying	Accumulated	Gross Carrying	Accumulated
(In thousands)	Life	Amount	Amortization	Amount	Amortization
SkyTeam alliance & other code share partners	30	$461,900	$(8,981)	$—	$—
England routes	5	16,000	(1,867)	—	—
NWA customer relationships	9	530,000	(34,352)	—	—
WorldPerks affinity card contract	15	195,700	(8,843)	—	—
WorldPerks marketing partner relationships	22	43,000	(652)	—	—
Visa contract	4	11,900	(992)	—	—
Gates		—	—	90,675	(78,326)

Pacific routes and Narita slots/airport operating rights	Indefinite	2,961,700	—	967,639	(333,679)
NWA trade name and other	Indefinite	663,625	—	1,690	(190)
Slots/airport operating rights	Indefinite	283,300	—	30,457	(11,248)
Goodwill	Indefinite	6,034,609	—	7,740	—
		$11,201,734	$(55,687)	$1,098,201	$(423,443)

Total amortization expense recognized was approximately $0.6 million for the five month period ended May 31, 2007, $55.7 million for the seven month period ended December 31, 2007, and $1.5 million and $4.1 million for the years ended December 31, 2006 and 2005, respectively.  We expect to record amortization expense of $95.5 million per year from 2008 through 2010, $93.7 million in 2011 and $90.6 million in 2012.

In accordance with SOP 90-7, a reduction in the valuation allowance associated with the realization of pre-emergence deferred tax assets will sequentially reduce the value of recorded goodwill followed by other indefinite-lived assets until the net carrying cost of these assets is zero.  In the seven months ended December 31, 2007, goodwill decreased $224 million due to the use of tax net operating losses and increased $20 million due to receipt of additional information to finalize certain valuations performed at emergence.

The Company tests the carrying amount of goodwill and other indefinite-lived intangible assets annually as of October 1 or whenever events or circumstances indicate that an impairment may have occurred.  Impairment testing is performed in accordance with SFAS No. 142 Goodwill and Other Intangible Assets (“SFAS No. 142”).  The Company’s impairment testing of goodwill is based on the fair value of the enterprise considering both the market and income valuation approaches.  The Company is annually required to complete Step 1 (determining and comparing the fair value of the Company’s reporting unit to its carrying value) of the impairment test.  Step 2 is required to be completed if Step 1 indicates that the carrying value of the reporting unit exceeds the fair value and involves the calculation of the implied fair value of goodwill.  The Company completed Step 1 of the impairment assessment at its annual impairment testing date in 2007.  Based upon the Company’s valuation procedures, the Company determined that the fair value of the enterprise exceeded its carrying value.  As such, the Company was not required to complete Step 2 of the impairment test and no impairment loss was recognized.

The Company tests its indefinite-lived intangible assets for impairment by remeasuring those assets at fair value using the Company’s forecasts and estimates, market information on comparable assets, when available, and discount rates calculated from industry-wide information.  Based upon the Company’s valuation procedures, we determined that the fair values of each category of indefinite-lived intangible assets exceeded its carrying value; as such, no impairment was recorded on these assets.

The determination of fair value requires significant management judgment including the identification and computation of multiples of comparable companies, computation of control premiums, future capacity, passenger yield, passenger traffic, jet fuel and other operating costs, changes in working capital, capital investments, the selection for the appropriate discount rates and other relevant factors.

The Company’s forecasts and estimates were based on assumptions that are consistent with the plans and estimates the Company is using to manage its business.  Changes in these estimates could change the Company’s conclusion regarding an impairment of goodwill or other intangible assets and potentially result in a non-cash impairment in a future period.  Fuel costs and general economic conditions significantly impact our business and, thus, long-term assumptions related to these items materially impact the computation of our fair value.  If the expected future price of fuel does not decrease from the record levels experienced during late 2007 or if the Company is unable to pass this commodity price increase on to its passengers or if general economic conditions experience a material, negative change, the Company may be required to book an impairment sometime during 2008.

Advertising.  Advertising costs, included in selling and marketing expenses, are expensed as incurred and were $70 million, $62 million, and $63 million in 2007, 2006 and 2005, respectively.

Stock-Based Compensation.  Prior to the Effective Date, the Company maintained stock incentive plans for officers and key employees of the Company (the “Prior Management Plans”) and a stock option plan for pilot employees (the “Pilot Plan”).  On the Effective Date, outstanding awards under the Prior Management Plans and Pilot Plan were cancelled in accordance with the terms of the Plan of Reorganization.  On the Effective Date, the Management Equity Plan of the Successor Company provided for in the Plan of Reorganization became effective.  See “Note 11 — Stock-Based Compensation” for additional information.  The Company adopted SFAS No. 123 (Revised 2004), Share-Based Payment (“SFAS No. 123R”), using the modified-prospective transition method, effective January 1, 2006.  Under SFAS No. 123R, non-cash compensation expense for equity awards is recognized over the vesting period, generally the required service period.  The Company uses straight-line recognition for awards subject to graded vesting.  SFAS No. 123R also requires the Company to estimate forfeitures of stock compensation awards as of the grant date of the award.

Foreign Currency.  Assets and liabilities denominated in foreign currency are remeasured at current exchange rates with resulting gains and losses included in net income.

Deferred Tax Assets.  The Company accounts for income taxes utilizing the liability method.  Deferred income taxes are primarily recorded to reflect the tax consequences of differences between the tax and financial reporting bases of assets and liabilities.  Under the provisions of SFAS No. 109, the realization of the future tax benefits of a deferred tax asset is dependent on future taxable income against which such tax benefits can be applied.  All available evidence must be considered in the determination of whether sufficient future taxable income will exist.  Such evidence includes, but is not limited to, the Company’s financial performance, the market environment in which the company operates, the utilization of past tax credits, and the length of relevant carryback and carryforward periods.  Sufficient negative evidence, such as cumulative net losses during a three-year period that includes the current year and the prior two years, may require that a valuation allowance be established with respect to existing and future deferred tax assets.  As a result, it is more likely than not that future deferred tax assets will require a valuation allowance to be recorded to fully reserve against the uncertainty that those assets would be realized.  On the Effective Date, the Company restated deferred taxes based on the remeasured values of the Successor Company and in accordance with SFAS No. 109.  Use of net operating losses from the Predecessor Company that require valuation allowances under SFAS No. 109 are recognized as an adjustment to goodwill when used by the Successor Company.

Note 4 — Fair Value Measurements

SOP 90-7 requires that the Company adopt new accounting standards that have been issued and will become effective within twelve months of emergence from bankruptcy.  In accordance with this guidance, the Company adopted SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), on the Effective Date. SFAS No. 157 defines fair value, establishes a consistent framework for measuring fair value and expands disclosure requirements about fair value measurements. SFAS No. 157 requires, among other things, the Company’s valuation techniques used to measure fair value to maximize the use of observable inputs and minimize the use of unobservable inputs.  This standard was applied prospectively to the valuation of assets and liabilities on and after the Effective Date.

There are three general valuation techniques that may be used to measure fair value, as described below:

(A)	Market approach — Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities;
(B)	Cost approach — Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost); and
(C)
   Income approach — Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about the future amounts (includes present value techniques, option-pricing models, and the excess earnings method).  Net present value is an income approach where a stream of expected cash flows is discounted at an appropriate market interest rate.  The excess earnings method is a variation of the income approach where the value of a specific asset is isolated from its contributory assets.

For assets and liabilities measured at fair value on a recurring basis during the period, SFAS No. 157 requires quantitative disclosures about the fair value measurements separately for each major category of assets and liabilities.  These assets are all measured using a market approach and there were no changes in the valuation techniques used to measure the fair values of assets measured on a recurring basis during the period.  SFAS No. 107, Disclosures about Fair Values of Financial Instruments (“SFAS No. 107”), requires disclosure of the fair values of financial instruments.  For assets and liabilities measured at fair value on a recurring basis, the SFAS No. 107 and SFAS No. 157 disclosures are combined in the table below.  Assets measured at fair value on a recurring basis during the period included:

	Successor		Predecessor
		Quoted Prices in		Quoted Prices in
	As of	Active Markets for	As of	Active Markets for
	December 31,	Identical Assets	December 31,	Identical Assets	Valuation
(In millions)	2007	(Level 1)	2006	(Level 1)	Technique
ASSETS
Cash and cash equivalents	$2,939	$2,939	$1,461	$1,461	(A)
Unrestricted short-term investments	95	95	597	597	(A)
Restricted cash, cash equivalents, and short-term investments	725	725	424	424	(A)
Derivatives	57	57	8	8	(A),(B)
Total	$3,816	$3,816	$2,490	$2,490

The financial statement carrying values equal the fair values of the Company’s cash, cash equivalents, short-term investments and derivatives. Cash equivalents are carried at cost and consisted primarily of unrestricted money market funds as of December 31, 2007.  These instruments approximate fair value due to their short maturity.  The Company classifies investments with a remaining maturity of more than three months on their acquisition date and those temporarily restricted as short-term investments.

The financial statement carrying values and estimated fair values of the Company’s financial instruments, including current maturities, as of December 31 were:

	2007		2006
	Carrying	Fair	Carrying	Fair
(In millions)	Value	Value	Value	Value
Long-term debt	$6,961	$6,836	$4,112	$4,150	(1)

_______________
(1) In 2006, the Company only estimated the fair value of long-term debt classified as not subject to compromise.

The fair value of the Company’s debt was estimated using quoted market prices, where available.  For long-term debt not actively traded, fair values were estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of securities.

Fair value information for each major category of assets and liabilities measured on a nonrecurring basis during the period is listed in the following table.  The Company remeasured its assets and liabilities at fair value on the Effective Date as required by SOP 90-7 using the guidance for measurement found in SFAS No. 141.  The gains and losses related to these fair value adjustments were recorded on the Predecessor Company.  Where two valuation techniques are noted below, either individual assets were valued using one technique, while other assets in the same category were valued using a different technique, or a combination of the two techniques was used to measure individual assets within the category.  No material adjustments were recorded based on fair value measurements since the Effective Date.  Assets and liabilities measured at fair value on a nonrecurring basis during the period included:

	Successor
		Quoted Prices in Active Markets for	Significant Other Observable	Significant Unobservable
	As of June 1,	Identical Assets	Inputs	Inputs	Total Gains	Valuation
(In millions)	2007	(Level 1)	(Level 2)	(Level 3)	(Losses)	Technique
ASSETS
Flight equipment	$6,699	$—	$6,699	$—	$(1,068)	(A),(B)
Goodwill (1)	6,257	—	—	6,257	—	(C)
International routes and other intangible assets (2)	5,166	—	947	4,220	4,513	(B),(C)
Other property and equipment	546	—	546	—	69	(A),(B)
Non-operating flight equipment and property leased to others	282	—	282	—	(47)	(A),(B)
Flight equipment spare parts and maintenance and operating supplies	248	—	248	—	31	(A),(B)
Equity investments	124	—	124	—	111	(A),(C)
Computer software	120	—	120	—	46	(B)
Other	147	—	147	—	21	(A)
Prepaid rents and deferred costs	37	—	37	—	(56)	(A)
					$3,620

	Successor
		Quoted Prices	Significant
		in Active	Other	Significant
	As of	Markets for	Observable	Unobservable
	June 1,	Identical Assets	Inputs	Inputs	Total Gains	Valuation
(In millions)	2007	(Level 1)	(Level 2)	(Level 3)	(Losses)	Technique
LIABILITIES
Debt and obligations under capital leases	$6,687	$—	$6,687	$—	$(22)	(C)
Deferred frequent flyer liability (3)	1,972	—	—	1,972	(1,559)	(C)
Air traffic liability	1,857	—	1,857	—	(259)	(A)
Deferred credits and other liabilities	125	—	125	—	158	(A)
					$(1,682)

____________________
(1)
  Goodwill represents the excess of the fair value of the Company’s assets over the allocated values of the identifiable assets as determined under the guidance of SFAS No. 141.  Northwest’s financial advisors assisted management in the preparation of a valuation analysis for the Successor Company’s common stock to be distributed to Unsecured Creditors under the Plan.  In its valuation analysis, Northwest’s financial advisors estimated the fair value of the Successor Company’s Common Stock as of the Effective Date.

(2)
 Other Intangible Assets are identified by type in “Note 3 — Summary of Significant Accounting Policies.”  With the exception of the value of Northwest’s trademarks and trade names, these valuations included significant unobservable inputs (Level 3), which generally included the Company’s five-year Business Plan, 12-months of historical revenues and expenses by city pair, and Company projections of available seat miles, revenue passenger miles, load factors, and operating costs per available seat mile.  The valuations also included market verifiable sources, such as licensing information, royalty rates and macroeconomic factors.

(3)
 The frequent flyer liability was measured at fair value based on an analysis of how a hypothetical transaction to transfer this liability might be negotiated in the market.  Assumptions used in this measurement include the price of a frequent flyer mile based on actual ticket prices for similarly restricted tickets, estimates about the number of miles that will never be used by customers, and projections of the timing when the miles will be used.

Note 5 — Change in Accounting for Certain Pension Plan Administrative Expenses

During the second quarter of 2005, the Company changed its method of recognizing certain pension plan administrative expenses associated with the Company’s defined benefit pension plans and now includes them as a service cost component of net periodic pension cost.  These expenses include trustee fees, other administrative expenses and insurance premiums paid to the Pension Benefit Guaranty Corporation (“PBGC”), all of which previously were reflected as a reduction in the market value of plan assets and therefore amortized with other asset gains and losses.  The Company believes this change is preferable because it more appropriately ascribes the expenses to the period in which they are incurred.  The cumulative effect of applying this change to net periodic pension expense in prior years was $69.1 million, which was retroactively recorded as of January 1, 2005, and was included in the Company’s Consolidated Statements of Operations for the year ended December 31, 2005.  The impact of this change on the year ended December 31, 2005, was an increase in net periodic benefit cost of $37.7 million.

Note 6 — Earnings (Loss) Per Share Data

The following table sets forth the computation of basic and diluted earnings (loss) per common share:

	Successor	Predecessor
	Period From	Period From	Twelve Months	Twelve Months
	June 1 to	January 1 to	Ended	Ended
	December 31,	May 31,	December 31,	December 31,
(In millions, except per share data)	2007	2007	2006	2005
Numerator:
Net income (loss) before cumulative effect of accounting changes	$342	$1,751	$(2,835)	$(2,464)
Cumulative effect of accounting changes	—	—	—	(69)
Preferred stock requirements	—	—	—	(22)
Adjusted net income (loss) applicable to common stockholders	$342	$1,751	$(2,835)	$(2,555)

Effect of dilutive securities:
Gain on discharge of convertible debt	—	(82)	—	—
Gain on discharge of Series C Preferred Stock	—	(60)	—	—
Adjusted net income for diluted earnings (loss) per share	$342	$1,609	$(2,835)	$(2,555)

Denominator:
Weighted-average shares outstanding for basic and diluted earnings (loss) per share	262.2	87.4	87.3	87.0

Effect of dilutive securities:
Contingently convertible debt	—	19.1	—	—
Restricted stock units and stock options	0.2	—	—	—
Series C Preferred Stock	—	6.2	—	—
Adjusted weighted-average shares outstanding and assumed conversions for diluted earnings (loss) per share	262.4	112.7	87.3	87.0

Basic earnings (loss) per common share:
Net income (loss) before cumulative effect of accounting change	$1.30	$20.03	$(32.48)	$(28.32)
Cumulative effect of accounting change	—	—	—	(0.79)
Preferred stock requirements	—	—	—	(0.25)
Net income (loss) applicable to common stockholders	$1.30	$20.03	$(32.48)	$(29.36)

Diluted earnings (loss) per common share:
Net income (loss) applicable to common stockholders	$1.30	$14.28	$(32.48)	$(29.36)

        Successor EPS. The Plan contemplates the issuance of approximately 277 million shares of new common stock by the Successor Company (out of the 400 million shares of new common stock authorized under its amended and restated certificate of incorporation), as follows:
•	225.8 million shares of common stock are issuable to holders of certain general unsecured claims;
•	8.6 million shares of common stock are issuable to holders of guaranty claims;
•	27.8 million shares of common stock were issued pursuant to the Rights Offering and an Equity Commitment Agreement; and
•	15.2 million shares of common stock are subject to awards under a management equity plan.

The new common stock is listed on the New York Stock Exchange (the “NYSE”) and began trading under the symbol “NWA” on May 31, 2007.

In accordance with SFAS No. 128, Earnings per Share (“SFAS No. 128”), basic and diluted earnings per share were computed by dividing net income by the weighted-average number of shares of common stock outstanding for the seven months ended December 31, 2007.  SFAS No. 128 requires that the entire 234 million shares to be issued to holders of unsecured and guaranty claims be considered outstanding for purposes of calculating earnings per share as these shares will ultimately be issued to unsecured creditors once the allocation of disputed unsecured claims is completed.

At December 31, 2007, approximately 16 million restricted stock units and stock options to purchase shares of the Successor Company’s common stock were outstanding but excluded from the computation of diluted earnings per share because the effect of including the shares would have been anti-dilutive.

Predecessor EPS.  Predecessor basic earnings per share was computed based on the Predecessor’s final weighted-average shares outstanding.

At May 31, 2007, stock options to purchase approximately 7 million shares of common stock were outstanding but excluded from the computation of diluted earnings per share because the effect of including the shares would have been anti-dilutive.

For the years ended December 31, 2006 and 2005, approximately 19 million incremental shares related to dilutive securities were not included in the diluted earnings per share calculation because the Company reported a net loss for these periods.

Additionally, approximately 6 million shares of Series C Preferred Stock were excluded from the effect of dilutive securities for the years ended December 31, 2006 and 2005 because the Company reported a net loss for these periods.

Total employee stock options outstanding of approximately 7 million and 8 million as of December 31, 2006 and 2005, respectively, were not included in diluted securities because the Company reported a net loss for the years ended December 31, 2006 and 2005.

Note 7 — Reorganization Related Items

In accordance with SOP 90-7, the financial statements for the Predecessor periods distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the Company.  In connection with our bankruptcy proceedings, implementation of our Plan of Reorganization and adoption of fresh-start reporting, the Company recorded the following largely non-cash reorganization income/(expense) items:

Net reorganization items, as shown on the Consolidated Statements of Operations, consist of the following:
________________
(a)
 The gain on discharge of unsecured claims and liabilities relates to the Company’s unsecured claims as of the Petition Date and the discharge of unsecured claims established as part of the bankruptcy process.  In accordance with the Plan of Reorganization, the Company discharged its estimated $8.2 billion in unsecured creditor obligations in exchange for the distribution of approximately 234 million common shares of the Successor Company valued at emergence at $6.45 billion.  Accordingly, the Company recognized a non-cash reorganization gain of approximately $1.8 billion.

(b)	The Company revalued its frequent flyer miles to estimated fair value as a result of fresh-start reporting, which resulted in a $1.6 billion non-cash reorganization charge.

(c)
   In accordance with fresh-start reporting, the Company revalued its assets at their estimated fair value and revalued its liabilities at estimated fair value or the present value of amounts to be paid.  This resulted in a non-cash reorganization gain of $2.8 billion, primarily as a result of newly recognized intangible assets, offset partially by reductions in the fair value of tangible property and equipment.

(d)
  Prior to emergence, the Company recorded its final provisions for allowed or projected unsecured claims including  employee-related Association of Flight Attendants — Communication Workers of America (“AFA-CWA”) contract related claims, other employee related claims, claims associated with restructured aircraft lease/debt, and municipal bond obligation related settlements.

Reorganization items recorded during the twelve months ended December 31, 2006, largely consisted of aircraft restructurings, employee claims, pension plan curtailment charges and aircraft rejection charges.  Reorganization items recorded from the commencement of the Chapter 11 case through December 31, 2005, largely consisted of aircraft restructuring, aircraft rejection charges and pension plan curtailment charges.

Note 8 — Long-Term Debt and Short-Term Borrowings

Long-term debt as of December 31, 2007 consisted of the following (with interest rates as of December 31, 2007):

	Successor	Predecessor
(In millions)	2007	2006
Aircraft enhanced equipment trust certificates due through 2022, 6.6% weighted-average rate (1)	$1,421	$168
Aircraft secured loans due through 2025, 7.1% weighted-average rate (2)	3,743	2,215
Bank Credit Facility due through 2013, 7.0% weighted-average rate (3)	1,214	1,225
Other secured debt & equipment financing due through 2020, 7.2% weighted-average rate (4)	451	376
Real estate and land notes due through 2031, 3.1% weighted-average rate	134	128
Total secured debt	6,963	4,112

Add net unamortized valuation premium (discount)	(2)	—

Total debt	6,961	4,112

Less current maturities	446	213
Total Long-term debt	$6,515	$3,899

____________________
(1)
 At December 31, 2007, direct obligations of Northwest included the $1.4 billion of equipment notes underlying the pass-through trust certificates issued for 62 aircraft.  Interest on the pass-through trust certificates is payable quarterly or semi-annually.

The above table does not include principal obligations related to $454 million of aircraft enhanced equipment trust certificates (“2007-1 EETC”) issued on October 10, 2007.  The 2007-1 EETC proceeds were placed in escrow to pre-fund the financing of 27 new Embraer 175 aircraft expected to be delivered in 2008.  Interest on the Certificates will be payable semiannually on May 1 and November 1 of each year, beginning on May 1, 2008.

(2)
 The Company took delivery of and financed eight Airbus A330-300, 13 CRJ900 and nine Embraer 175 aircraft during the twelve months ended December 31, 2007, resulting in an increase of $1.1 billion in aircraft secured loans.  At December 31, 2007, 125 aircraft collateralized $3.7 billion of secured loans.

On May 14, 2007, the Company closed on a refinancing of three A330-300 aircraft through the issuance of $221 million of debt.  The aircraft were delivered to the Company in 2007 with original debt proceeds reflected in the above mentioned $1.1 billion increase in aircraft secured loans.

On July 11, 2007, the Company executed a $176.7 million refinancing of loans through a private placement of senior secured loans.  Proceeds of the financing were used to refinance 15 A320 aircraft.

(3)
 On August 21, 2006, the Predecessor Company entered into a $1.225 billion Senior Corporate Credit Facility (“Bank Credit Facility”), formerly called the DIP/Exit Facility, consisting of a $1.05 billion term loan facility and a $175 million revolving credit facility which has been fully drawn.  The final maturity date of the Bank Credit Facility is August 21, 2013.  Principal on the term loan portion of the Bank Credit Facility will be repaid at 1.0% per year with the balance (94%) due at maturity.  The first such principal repayment was made on August 21, 2007. Loans drawn under the $175 million revolving credit facility may be borrowed and repaid at the Company’s discretion.  Up to $75 million of the revolving credit facility may be utilized by the Company as a letter of credit facility.  As amended in March 2007, both loan facilities under the Bank Credit Facility bear interest at LIBOR plus 2.00%.  Letter of credit fees will be charged at the same credit spread as on the borrowings plus 12.5 basis points.  To the extent that the revolving credit facility is not utilized, the Company is required to pay an undrawn commitment fee of 50 basis points per annum.  The Bank Credit Facility received a credit rating of BB from Standard & Poor’s Rating Services (“S&P”) and a Ba3 from Moody’s Investors Service, Inc. (“Moody’s”) and is secured by a first lien on the Company’s Pacific Route authorities.  The March 2007 amendment also allowed the Company to grant a pari-passu lien in the Pacific Route authorities to secure up to $150 million of exposure arising from hedging trades entered into with Bank Credit Facility lenders.  The interest rate as of December 31, 2007 was 6.97% on both the term loan facility and the revolving credit facility.

 The Bank Credit Facility requires ongoing compliance with financial covenants requiring the Company to maintain unrestricted cash of at least $750 million, a collateral coverage ratio of at least 1.50 to 1.0 and a minimum ratio of EBITDAR to consolidated fixed charges of 1.50 to 1.00.  For purposes of calculating this ratio, EBITDAR is defined as operating income adjusted to exclude the effects of depreciation, amortization and aircraft rents and to include the effects of interest income and governmental reimbursements for losses resulting from developments affecting the aviation industry.  Earnings also exclude non-recurring non-cash charges (subject to the inclusion of any cash payments then or thereafter made with respect thereto) and are determined without giving effect to any acceleration of rental expense.  Fixed charges are defined as interest expense and aircraft rents (without giving effect to any acceleration of rental expense).

 As of December 31, 2007 the Company was in compliance with all required financial covenants.

(4)
 On November 29, 2007, the Company closed on an accounts receivable financing facility.  The facility size is $150 million and as of December 31, 2007 the facility was undrawn.  While any portion of the facility remains undrawn, the Company pays a commitment fee on the undrawn amount.

Debt Maturity Table:

Maturities of long-term debt for the five years subsequent to December 31, 2007 are as follows:

(In millions)	2008	2009	2010	2011	2012	Thereafter	Total
Aircraft enhanced equipment trust certificates	$141	$151	$103	$269	$120	$637	$1,421
Aircraft secured loans	264	250	266	268	297	2,398	3,743
Bank Credit Facility	11	10	11	10	11	1,161	1,214
Other secured debt & equipment financing	35	177	16	60	12	151	451
Real estate and land notes	—	—	36	—	—	98	134
Total secured debt	451	588	432	607	440	4,445	6,963

Add net unamortized valuation premium (discount)	(5)	(4)	(1)	—	—	8	(2)

Total long-term debt	$446	$584	$431	$607	$440	$4,453	$6,961

Under some of the debt instruments included above, agreements with the lenders require that the Company meet certain financial covenants, such as unrestricted cash balances and fixed charges coverage ratios.  Assets having an aggregate book value of $10.5 billion at December 31, 2007, principally aircraft and route authorities, were pledged under various loan agreements.  The Company was in compliance with the covenants and collateral requirements related to all of its debt agreements as of December 31, 2007.  While the Company anticipates that it will remain in compliance with such covenants and collateral requirements, these measures will depend upon the many factors affecting operating performance and the market values of assets.

As of December 31, 2007, 2006 and 2005 there were no short-term borrowings.

Note 9 — Leases

The Company leases aircraft, space in airport terminals, land and buildings at airports, ticket, sales and reservations offices, and other property and equipment, which expire in various years through 2032.

        At December 31, 2007, future minimum lease payments for capital leases and non-cancelable operating leases with initial or remaining terms of more than one year are as follows:

	Capital	Operating Leases
(In millions)	Leases	Aircraft		Non-aircraft
2008	$10	$385		$184
2009	14	382		176
2010	9	393		154
2011	9	339		128
2012	8	303		115
Thereafter	203	1,902		902
	253	3,704		1,659
Less sublease rental income		1,133	(1)	21
Total minimum operating lease payments		$2,571		$1,638
Less amounts representing interest	144
Present value of future minimum capital lease payments	109
Add unamortized valuation premium	18
Total capital leases	127
Less current obligations under capital leases	3
Long-term obligations under capital leases	$124

____________________
        (1)          Projected sublease rental income is to be received from Pinnacle.

Rental expense for all operating leases consisted of the following:

	Successor		Predecessor
	Period From		Period From
	June 1 to		January 1 to		Year Ended	Year Ended
	December 31,		May 31,		December 31,	December 31,
(In millions)	2007		2007		2006	2005
Gross rental expense	$379		$291		$727	$991
Sublease rental income	(86	)(1)	(72	)(1)	(338)	(371)
Net rental expense	$293		$219		$389	$620

____________________
(1)	Mesaba was acquired by Northwest Airlines on April 24, 2007 and became a wholly-owned consolidated subsidiary, which reduced sublease rental income upon consolidating Mesaba for reporting purposes.

At December 31, 2007 the Company leased 115 of the 431 aircraft it operates; of these 115 leases, one was a capital lease and 114 were operating leases.  The above table also includes operating leases for 137 aircraft operated by and subleased to Pinnacle.  The base term lease expiration date is 2009 for aircraft under capital leases, and from 2009 to 2025 for aircraft under operating leases.

The Company’s aircraft leases can generally be renewed for terms ranging from one to eight years at rates based on the aircraft’s fair market value at the end of the lease term.  All 252 aircraft lease agreements provide the Company with purchase options during the lease, at the end of the lease, or both.

Note 10 — Liabilities Subject to Compromise

At December 31, 2006, the Predecessor Company had liabilities subject to compromise of $13.6 billion, consisting of the following:

(In millions)
Long-term debt (1)	$4,556
Accrued interest on long-term debt	48
Pension, postretirement and other employee-related expenses	3,902
Aircraft-related accruals, deferrals, and claims	2,962
Capital lease obligations, including accrued interest (2)	238
Accounts payable and other liabilities	1,866
Total liabilities subject to compromise	$13,572

___________________

(1)
Long-term debt subject to compromise included pre-petition and post-petition accrued interest and unpaid principal.  Refer to “Note 8 — Long-Term Debt and Short-Term Borrowings” for information related to the Predecessor Company’s debt not classified as subject to compromise as of December 31, 2006.

At December 31, 2006, the Predecessor Company’s long-term debt subject to compromise was as follows:

(In millions)
Aircraft enhanced equipment trust certificates	$1,554
Aircraft secured loans	784
Other secured notes	220
Other secured debt	1
Unsecured notes	1,313
Convertible unsecured notes	375
Unsecured debt	2
Pre-petition claims	307
Total debt liabilities subject to compromise	$4,556

(2)	Capital lease obligations subject to compromise included accrued interest and unpaid principal.

Subsequent to its Chapter 11 filing, the Predecessor Company recorded post-petition interest expense on pre-petition obligations only to the extent it believed the interest would be paid during the bankruptcy proceeding or that it was probable that the interest would be an allowed claim.  Had the Predecessor Company recorded interest expense based on its pre-petition contractual obligations, interest expense would have increased by $178.7 million during the year ended December 31, 2006.

In addition to the $13.6 billion of liabilities subject to compromise itemized above, the Predecessor Company’s $277 million of Preferred Redeemable Stock was also subject to compromise as of December 31, 2006.  This preferred security was not presented as a liability on the Predecessor Company’s December 31, 2006 Consolidated Balance Sheet due to its conversion features, as required by the provisions of SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.

Note 11 — Stock-Based Compensation

Prior to the Effective Date, the Company maintained stock incentive plans for officers and key employees of the Company (the “Prior Management Plans”) and a stock option plan for pilot employees (the “Pilot Plan”).  On the Effective Date, outstanding awards under the Prior Management Plans and Pilot Plan were cancelled in accordance with the terms of the Plan.  On the Effective Date, the Management Equity Plan (“the 2007 Plan”) of the Successor Company provided for in the Plan of Reorganization became effective.   The 2007 Plan is a stock-based incentive compensation plan, under which the Compensation Committee of the Board of Directors has the authority to grant equity-based awards including stock options, stock appreciation rights, restricted stock, restricted stock units, and/or other stock-based awards, including performance-based awards.  Each of these awards may be granted alone, in conjunction with, or in tandem with other awards under the 2007 Plan.  Awards may be to any employee of the Company or its subsidiaries.  The number of participants participating in the 2007 Plan will vary from year to year.  At its inception, the 2007 Plan provided that 21.33 million shares of common stock of the Successor Company were available for issuance under the plan.  As of December 31, 2007, approximately 5.99 million shares remained available for new awards to be granted under the 2007 Plan. The Company adopted SFAS No. 123R using the modified-prospective transition method, effective January 1, 2006.  Under SFAS No. 123R, non-cash compensation expense for equity awards is recognized over the vesting period of the awards, generally the required service period.  Under the terms of awards granted in connection with the Company’s emergence from bankruptcy, a portion of the shares subject to such awards vested immediately with the remaining shares vesting in one year or over four years; in addition, the shares subject to emergence related awards that vest on or before May 2008 are also subject to a disgorgement provision if the participant voluntarily terminates his or her employment prior to the one year anniversary of the Effective Date.  Under SFAS No. 123R, the corresponding expense is recognized over this implied service period.  For awards containing the disgorgement provision, the tables below exclude the portion of such awards that vest prior to May 31, 2008.  The Company uses straight-line recognition for awards with installment vesting.  SFAS No. 123R also requires the Company to estimate forfeitures of stock awards as of the grant date of the award.

        The compensation expense related to stock options and restricted stock units granted to management employees in connection with the Company’s emergence from bankruptcy, which is quantified below, does not represent payments actually made to these employees.  Rather, the amounts represent the non-cash compensation expense recognized by the Company in connection with these awards for financial reporting purposes.  The actual value of these awards to the recipients will depend on the trading price of the Company’s stock when the awards vest.

Stock Options.  Stock option awards are granted with an exercise price equal to the closing sales price of the Company’s common stock on the date of grant.  Generally, outstanding employee stock option awards vest over four years and have a 10-year term.

The fair value of option awards are estimated on the date of grant using the Black-Scholes option pricing model based on several assumptions.  The risk-free interest rate for periods within the term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.  The dividend yield on our common stock is assumed to be zero since in the past the Company has not paid dividends and has no current plans to do so.  The expected market price volatility assumption was developed considering both historical and implied volatilities of the trading prices of other airlines’ stocks.  Volatility data was not considered for the Company due to its bankruptcy.  The expected life of the options was developed using Staff Accounting Bulletin (“SAB”) No. 107, Topic 14, Share-Based Payments.

The weighted-average fair value of options granted in connection with the Company’s emergence from bankruptcy was determined based on the following assumptions:

Seven Months Ended
December 31, 2007
Risk-free interest rate	3.45% - 5.11%

Dividend yield	0.0%

Expected market price volatility	53% - 56%

Expected life of options (years)	6

A summary of the stock option activity under the 2007 Plan as of December 31, 2007 and changes during the seven months then ended are as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining
		Exercise	Contractual
(Shares in thousands)	Shares	Price	Term
Outstanding at beginning of period	—	$—	—
Granted	5,878	21.64
Exercised	—	—
Forfeited or expired	(72)	22.00
Outstanding at end of period	5,806	21.63	9.52

Vested or expected to vest at end of period	5,381	21.65	9.42

Exercisable at end of period (1)	28	22.00	0.17

________________
(1)	Excludes 1.2 million shares subject to vested options due to the SFAS No. 123R disgorgement provision discussed above.

The weighted-average grant date fair value of options granted in connection with the Company’s emergence from bankruptcy was approximately $12.19 per share.  There were no options exercised during the seven months ended December 31, 2007.  The aggregate intrinsic value of the outstanding options at December 31, 2007 was zero.  As of December 31, 2007, the Company had approximately $54.3 million of unrecognized non-cash compensation expense related to non-vested options.  The Company expects to recognize this expense over a weighted-average period of approximately 1.6 years.

Restricted Stock Units.  The fair value of restricted stock units (“RSUs”) is determined based on the closing sales price of the Company’s common stock on the date of grant.  Generally, outstanding RSUs vest in one year or over four years.

A summary of the status of the Company’s RSUs as of December 31, 2007, and changes during the seven months then ended, are presented below:
			Weighted-
		Weighted-	Average
		Average	Remaining
		Grant Date	Contractual
(Shares in thousands)	Shares	Fair Value	Term
Unvested at beginning of period	—	$—	—
Granted	10,298	24.59
Vested (1)	(56)	25.15
Forfeited	(105)	25.15
Unvested at end of period	10,137	24.58	9.5

__________________
(1)	Excludes 1.8 million shares subject to vested RSUs due to the SFAS No. 123R disgorgement provision discussed above.

As of December 31, 2007, there was $176.8 million of unrecognized non-cash compensation cost related to RSUs granted under the Plan.  The compensation cost is expected to be recognized over a weighted-average period of approximately 1.7 years.

Other Awards.  The Company also issued certain awards that are accounted for as a liability because such awards provide for settlement in cash.  During 2007, the Company granted approximately 0.7 million RSUs to be settled in cash and approximately 0.4 million stock appreciation rights (“SARs”).  Each cash-settled RSU represents the right to receive a cash payment equal to the closing sales price of the Company’s common stock multiplied by the number of shares subject to the award on the applicable vesting date.  During the seven months ended December 31, 2007, the Company paid $2.2 million in settlement of stock awards to be settled in cash.  SARs provide participants the right to receive the excess (if any) of the fair market value of the number of shares of common stock subject to the award at the time of exercise over the exercise price of the SAR.  The cash-settled RSUs vest in one year or over four years and the SARs vest over a four year period.

For the seven months ended December 31, 2007, the total stock-based non-cash compensation expense related to stock awards and liability awards was approximately $73.2 million and $2.8 million, respectively.  There was no corresponding tax benefit in 2007 related to the stock-based compensation, as the Company records a full valuation allowance against its deferred tax assets due to the uncertainty regarding the ultimate realization of those assets.   See “Note 13 — Income Taxes” for additional information.

Note 12 — Accumulated Other Comprehensive Income (Loss)

The following table sets forth information with respect to accumulated other comprehensive income (loss) (“OCI”):

			Pension, Other
	Foreign	Deferred	Postretirement	Adjustment	Unrealized	Accumulated
	Currency	Gain (Loss)	and Long-Term	to Adopt	Gain (Loss)	Other
	Translation	on Hedging	Disability	SFAS	on	Comprehensive
(In millions)	Adjustment	Activities	Benefits	No. 158	Investments	Income (Loss)
Predecessor
Balance at January 1, 2005	$(4)	$(5)	$(1,541)	$—	$3	$(1,547)

Before tax amount	(7)	11	(16)	—	(9)	(21)
Tax effect	—	—	—	—	—	—
Net-of-tax amount	(7)	11	(16)	—	(9)	(21)

Balance at December 31, 2005	(11)	6	(1,557)	—	(6)	(1,568)

Before tax amount	—	(10)	699	(224)	3	468
Tax effect	—	—	—	—	—	—
Net-of-tax amount	—	(10)	699	(224)	3	468

Balance at December 31, 2006	(11)	(4)	(858)	(224)	(3)	(1,100)

Before tax amount	11	4	858	224	3	1,100
Tax Effect	—	—	—	—	—	—
Net-of-tax amount	11	4	858	224	3	1,100

Balance at May 31, 2007	—	—	—	—	—	—

Successor
Balance at June 1, 2007	—	—	—	—	—	—

Before tax amount	—	(3)	(199)	—	—	(202)
Tax Effect	—	—	—	—	—	—
Net-of-tax amount	—	(3)	(199)	—	—	(202)

Balance at December 31, 2007	$—	$(3)	$(199)	$—	$—	$(202)

Note 13 — Income Taxes

Income tax expense (benefit) consisted of the following:

	Successor	Predecessor
	Period From	Period From
	June 1 to	January 1 to	Year Ended	Year Ended
	December 31,	May 31,	December 31,	December 31,
(In millions)	2007	2007	2006	2005
Current:
Federal	$—	$—	$—	$6
Foreign	2	1	8	—
State	—	—	—	1
	2	1	8	7
Deferred:
Federal	208	(3)	(37)	—
Foreign	(1)	—	—	—
State	15	—	—	—
	222	(3)	(37)	—
Total income tax expense (benefit)	$224	$(2)	$(29)	$7

Reconciliations of the statutory rate to the Company’s income tax expense (benefit) are as follows:

	Successor	Predecessor
	Period From	Period From
	June 1 to	January 1 to	Year Ended	Year Ended
	December 31,	May 31,	December 31,	December 31,
(In millions)	2007	2007	2006	2005
Statutory rate applied to income (loss) before income taxes	$198	$612	$(1,003)	$(860)
Add (deduct):
State income tax expense (benefit) net of federal benefit	10	28	(45)	(39)
Non-deductible expenses	15	25	23	13
Adjustment to valuation allowance and other income tax accruals	—	(665)	1,023	883
Other	1	(2)	(27)	10
Total income tax expense (benefit)	$224	$(2)	$(29)	$7

The Company accounts for income taxes in accordance with SFAS No. 109 which requires that deferred tax assets and liabilities be recognized, using enacted tax rates, for the tax effect of temporary differences between the financial reporting and tax bases of recorded assets and liabilities.  SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some or all of the deferred tax assets will not be realized.  Based on the consideration of all available evidence, the Company has provided a valuation allowance on its net deferred tax assets recorded beginning in the first quarter 2003.  The Company continues to maintain a valuation allowance against its net deferred tax assets due to the uncertainty regarding the ultimate realization of those assets.

Significant components of the Company’s deferred tax assets and liabilities as of December 31 are as follows:

	Successor	Predecessor
(In millions)	2007	2006
Deferred tax liabilities:
Accounting basis of assets in excess of tax basis	$1,710	$2,002
Accounting basis of indefinite-lived intangible assets in excess of tax basis	1,424	217
Accounting basis of definite-lived intangible assets in excess of tax basis	437	—
Other	17	71
Total deferred tax liabilities	3,588	2,290
Deferred tax assets:
Expenses not yet deducted for tax purposes	185	253
Reorganization charges not yet deducted for tax purposes	869	1,526
Pension and postretirement benefits	1,395	1,476
Deferred revenue	718	—
Gains from the sale-leaseback of aircraft	—	18
Rent expense	—	(35)
Travel award programs	—	104
Net operating loss carryforward	1,316	1,216
Alternative minimum tax credit carryforward	137	134
Other	53	34
Total deferred tax assets	4,673	4,726
Valuation allowance for deferred tax assets	(2,216)	(2,436)
Net deferred tax assets	2,457	2,290
Net deferred tax liability	$1,131	$—

At December 31, 2007, the Company has certain federal deferred tax assets available for use in the regular tax system and the alternative minimum tax (“AMT”) system.  The deferred tax assets available in the regular tax system include:  NOL carryforwards of $3.6 billion, AMT credits of $137 million, general business tax credits of $6 million and foreign tax credits of $19 million.  The deferred tax assets available in the AMT system are:  NOL carryforwards of $3.7 billion and foreign tax credits of $16 million.  AMT credits available in the regular tax system have an unlimited carryforward period and all other deferred tax assets in both systems are available for years beyond 2007, expiring in 2008 through 2027.

The Company also has the following deferred tax assets available at December 31, 2007, for use in certain states:  NOL carryforwards with a tax benefit value of approximately $87 million are available for years beyond 2007, expiring in 2008 through 2027, and state job tax credits of $7 million are available for years beyond 2007, expiring in 2008 through 2011.

With the adoption of fresh-start reporting, a valuation allowance of $2.4 billion was recorded which, if reversed when the Company reports income in future periods, will reduce goodwill and then other intangible assets and will generate income tax expense.  Because of its NOL carryforwards, however, the Company expects to pay minimal cash income taxes for the foreseeable future.

An ownership change under Internal Revenue Code Section 382 occurred in connection with the Company’s bankruptcy Plan of Reorganization.  However, the Company does not believe that such change has any material impact on the Company’s ability to use its NOL carryforwards and other tax attributes.

In June 2006, the FASB issued FIN 48, which clarifies SFAS No. 109.  FIN 48 prescribes a consistent recognition threshold and criteria for measurement of uncertain tax positions for financial statement purposes.  FIN 48 requires the financial statement recognition of an income tax benefit when the Company determines that it is “more likely than not” the tax position will be ultimately sustained. The Company adopted FIN 48 on January 1, 2007.  As of December 31, 2007, the Company had unrecognized tax benefits of approximately $3 million, which, if recognized, would impact the effective tax rate in future periods. During the quarter ended December 31, 2007, the Company increased its reserve for unrecognized tax benefits by approximately $2 million as a result of a resolution of a federal tax controversy.   A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(In millions)
Balance at January 1, 2007	$5
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	2
Reductions for tax positions of prior years	(2)
Settlements	(2)
Lapse of statute of limitations	—
Balance at December 31, 2007	$3

Subject to the impact of the Company’s bankruptcy filing, open tax years for federal income tax purposes are 1992 through 2006 and for state income tax purposes generally are 2005 and 2006.

The Company’s continuing practice is to recognize interest and penalties related to income tax matters in income tax expense.  The Company had $10 million accrued for interest and nothing accrued for penalties at December 31, 2007.

Note 14 — Commitments

The Company’s firm orders for 25 new aircraft to be operated by Northwest consist of scheduled deliveries for 18 Boeing 787-8 aircraft from 2009 through 2010, two Airbus A320 aircraft in 2012 and five Airbus A319 aircraft from 2010 through 2011.  As of December 31, 2007, the Company also had firm orders to take delivery of 23 Bombardier CRJ900 aircraft and 27 Embraer 175 aircraft in 2008 related to its regional aircraft operations.

Committed expenditures for these aircraft and related equipment, including estimated amounts for contractual price escalations and predelivery deposits, will be approximately $1.2 billion in 2008, $1.2 billion in 2009, $770 million in 2010, $79 million in 2011, and $97 million in 2012.  Consistent with prior practice, the Company intends to finance its aircraft deliveries through a combination of internally generated funds, debt and long-term lease financings.  Financing commitments or cancellation rights are available to the Company for all aircraft on firm order.

Note 15 — Contingencies

Legal Contingencies.  The Company is involved in a variety of legal actions relating to antitrust, contract, trade practice, environmental and other legal matters pertaining to the Company’s business.  While the Company is unable to predict the ultimate outcome of these legal actions, it is the opinion of management that the disposition of these matters will not have a material adverse effect on the Company’s Consolidated Financial Statements taken as a whole.

General Indemnifications.  The Company is the lessee under many commercial real estate leases.  It is common in these transactions for us, as the lessee, to agree to indemnify the lessor and the lessor’s related parties for tort, environmental and other liabilities that arise out of, or relate to, our use or occupancy of the leased premises.  This type of indemnity would typically make us responsible to indemnified parties for liabilities arising out of the conduct of, among others, contractors, licensees and, in many cases, invitees at or in connection with the use or occupancy of the leased premises.  This indemnity normally excludes any liabilities caused by the gross negligence (or, in some cases, the negligence) and willful misconduct of the indemnified parties.

The Company’s aircraft and other equipment lease and financing agreements typically contain provisions requiring us, as the lessee or obligor, to indemnify the other parties to those agreements, including certain of those parties’ related persons, against virtually any liabilities that might arise from the condition, use or operation of the aircraft or such other equipment.  The Company believes that its insurance would cover most of the exposure to such liabilities and related indemnities associated with the types of lease and financing agreements described above, including real estate leases.  However, the Company’s insurance does not typically cover environmental liabilities.

Certain of our aircraft and other financing transactions include provisions which require us to make payments to preserve an expected economic return to the lenders if that economic return is diminished due to certain changes in law or regulations.  In certain of these financing transactions, the Company also bears the risk of certain changes in tax laws that would subject payments to non-U.S. lenders to withholding taxes.

The Company obtains letters of credit (“LOCs”) from commercial banks in favor of various parties to secure obligations of the Company to such parties. As of December 31, 2007, the total outstanding amount of these LOCs was $92.4 million (excluding an additional $133.4 million of LOCs that were fully secured by the Company’s pledge of cash collateral). The obligations of the Company with respect to this $92.4 million of LOCs, together with certain other obligations of the Company, are secured by the Company’s routes, certain aircraft and cash collateral.

Note 16 — Pension and Other Postretirement Health Care Benefits

The Company has several defined benefit pension plans and defined contribution 401(k)-type plans covering substantially all of its employees.  Northwest froze future benefit accruals for its defined benefit Pension Plans for Salaried Employees, Pilot Employees, and Contract Employees effective August 31, 2005, January 31, 2006, and September 30, 2006, respectively.  Replacement coverage was provided for these employees through 401(k)-type defined contribution plans or in the case of IAM represented employees, the IAM National Multi-Employer Plan.

Northwest also sponsors various contributory and noncontributory medical, dental and life insurance benefit plans covering certain eligible retirees and their dependents.  The expected future cost of providing such postretirement benefits is accrued over the service lives of active employees.  Retired employees are not offered Company-paid medical and dental benefits after age 64, with the exception of certain employees who retired prior to 1987 and receive lifetime Company-paid medical and dental benefits.  Prior to age 65, the retiree share of the cost of medical and dental coverage is based on a combination of years of service and age at retirement.  Medical and dental benefit plans are unfunded and costs are paid as incurred.  The pilot group is provided Company-paid decreasing life insurance coverage.

The Pension Protection Act of 2006 (“2006 Pension Act”) was signed into law on August 17, 2006.  The 2006 Pension Act allows commercial airlines to elect special funding rules for defined benefit plans that are frozen.  The unfunded liability for a frozen defined benefit plan may be amortized over a fixed 17-year period. The unfunded liability is defined as the actuarial liability calculated using an 8.85% interest rate minus the fair market value of plan assets.  Northwest elected the special funding rules for frozen defined benefit plans under the 2006 Pension Act effective October 1, 2006.  As a result of this election (1) the funding waivers that Northwest received for the 2003 plan year contributions were deemed satisfied under the 2006 Pension Act, and (2) the funding standard account for each Plan had no deficiency as of September 30, 2006.  New contributions that came due under the 2006 Pension Act funding rules were paid while Northwest was in bankruptcy and must continue to be paid going forward.  If the new contributions are not paid, the future funding deficiency that would develop will be based on the regular funding rules rather than the special funding rules.

It is Northwest’s policy to fund annually at least the minimum contribution as required by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  However, as a result of the commencement of Northwest’s Chapter 11 case, Northwest did not make minimum cash contributions to its defined benefit pension plans that were due after September 14, 2005.  Subsequent to Northwest’s bankruptcy filing and prior to its election under the 2006 Pension Act, Northwest paid the normal cost component of the plans’ minimum funding requirements relating to service rendered post-petition and certain interest payments associated with its 2003 Contract Plan and Salaried Plan year waivers.  As noted above, effective October 1, 2006, Northwest elected the special funding rules available to commercial airlines.

As a result of Northwest’s Chapter 11 filing, we appointed an independent fiduciary for all of our tax-qualified defined benefit pension plans to pursue, on behalf of the plans, claims to recover minimum funding contributions due under federal law, to the extent that Northwest is not continuing to fund the plans due to bankruptcy prohibitions.  The independent fiduciary subsequently withdrew all of the claims that the independent fiduciary filed in our Chapter 11 Case following our election of the special funding rules under the 2006 Pension Act.

Congress enacted, and the president signed into law on December 13, 2007, a change in the retirement age for pilots from age 60 to 65.  Due to this legislative change, the Company has updated its retirement assumptions for pilots and assumes that certain pilots will continue to work past age 60. This change had an immaterial impact on Northwest’s overall pension benefit and other postretirement obligations.

In September 2006, the FASB issued SFAS No. 158, which amends SFAS No. 87 and SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions (“SFAS No. 106”) to require recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS No. 158, gains and losses, prior service costs and credits, and any remaining transition amounts under SFAS No. 87 and SFAS No. 106 that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects. The measurement date, the date at which the benefit obligation and plan assets are measured, is required to be the company's fiscal year end. The Company historically had and continues to utilize a fiscal year-end measurement date.  SFAS No. 158 was effective for publicly-held companies for fiscal years ending after December 15, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. The adoption of SFAS No. 158 increased the Company’s long-term pension and other postretirement benefit liabilities, as well as the Predecessor Company’s equity deficit by $224 million as of December 31, 2006. SFAS No. 158 does not affect the results of operations.

Northwest’s 2007 calendar year contributions to its frozen defined benefit plans under the provisions of the 2006 Pension Act and the replacement plans were approximately $130 million. Northwest’s 2008 calendar year contributions to its frozen defined benefit plans under the provisions of the 2006 Pension Act and the replacement plans will approximate $140 million.

The following is a reconciliation of the beginning and ending balances of the benefit obligations, the fair value of plan assets, and the funded status:

	Pension Benefits		Other Benefits
	Successor	Predecessor	Successor	Predecessor
(In millions)	2007	2006	2007	2006
Change in benefit obligations:
Benefit obligations at beginning of year	$9,373	$9,472	$898	$1,051
Service cost	45	116	23	30
Interest cost	553	533	49	59
Plan amendments	—	(3)	(119)	(270)
Actuarial loss and other	(299)	(265)	(27)	91
Transfer of liability out of plan (1)	—	(8)	—	—
Benefits paid	(502)	(472)	(64)	(63)
Benefit obligations at end of period	9,170	9,373	760	898

Change in plan assets:
Fair value of plan assets at beginning of year	6,278	5,794	5	5
Actual return on plan assets	449	870	—	—
Employer contributions	79	86	63	63
Benefits paid	(502)	(472)	(64)	(63)
Fair value of plan assets at end of period	6,304	6,278	4	5

Funded status at end of period - net underfunded	$(2,866)	$(3,095)	$(756)	$(893)
__________
(1)
 The Company transferred the liability associated with certain long-term disability benefits previously provided in the Northwest Airlines Pension Plan for Pilots to a self-funded long-term disability plan that provides substantially similar benefits.

The accumulated benefit obligations for all defined benefit pension plans were $9.1 billion and $9.4 billion at December 31, 2007 and 2006, respectively.  The Company’s pension plans with accumulated benefit obligations in excess of plan assets as of December 31 were as follows:

	Successor	Predecessor
(In millions)	2007	2006
Projected benefit obligations	$9,143	$9,352
Accumulated benefit obligations	9,123	9,338
Fair value of plan assets	6,273	6,251

Amounts recognized in the statement of financial position as of December 31 consist of:

	Pension Benefits		Other Benefits
	Successor	Predecessor	Successor	Predecessor
(In millions)	2007	2006	2007	2006
Assets
Noncurrent assets	$3	$6	$—	$—
Total assets	$3	$6	$—	$—

Liabilities
Current liability	$(27)	$(28)	$(43)	$(64)
Noncurrent liability	(2,842)	(3,073)	(713)	(829)
Total liabilities	$(2,869)	$(3,101)	$(756)	$(893)

Accumulated other comprehensive loss (income), pre-tax
Net loss (gain)	$199	$1,621	$8	$619
Prior service cost (credit)	—	(1)	—	(333)
Total other comprehensive income	$199	$1,620	$8	$286

Weighted-average assumptions used to determine benefit obligations for pension and other benefits at December 31:

	Pension Benefits		Other Benefits
	Successor	Predecessor	Successor	Predecessor
(In millions)	2007	2006	2007	2006
Discount rate	6.31%	5.93%	6.24%	5.93%
Rate of future compensation increase (1)	3.50%	3.50%	n/a	n/a
_________________
(1) Not applicable to frozen plans.

Components of net periodic benefit cost of defined benefit plans and defined contribution plan costs:

	Pension Benefits
	Successor	Predecessor
	Period From	Period From
	June 1 to	January 1 to	Year Ended	Year Ended
	December 31,	May 31,	December 31,	December 31,
(In millions)	2007	2007	2006	2005
Defined benefit plan costs
Service cost	$26	$19	$116	$278
Interest cost	328	225	533	553
Expected return on plan assets	(337)	(207)	(484)	(518)
Amortization of prior service cost	—	—	30	73
Recognized net actuarial loss and other events	—	18	87	170
Net periodic benefit cost	17	55	282	556

Defined contribution plan costs	41	23	53	11
Total benefit cost	$58	$78	$335	$567

	Other Benefits
	Successor	Predecessor
	Period From	Period From
	June 1 to	January 1 to	Year Ended	Year Ended
	December 31,	May 31,	December 31,	December 31,
(In millions)	2007	2007	2006	2005
Defined benefit plan costs
Service cost	$13	$10	$30	$34
Interest cost	27	22	59	56
Expected return on plan assets	—	—	—
Amortization of prior service cost	—	(15)	(21)	(10)
Recognized net actuarial loss and other events	—	16	38	31
Net periodic benefit cost	40	33	106	111

Defined contribution plan costs	—	—	—	—
Total benefit cost	$40	$33	$106	$111

Related to the freezing of Northwest’s defined benefit plans covering domestic employees in 2006, Northwest recorded pension curtailment charges and gains.  Curtailment charges and gains have been recorded as a component of net reorganization expense.  Northwest has recorded the following pension curtailment amounts:

	Successor	Predecessor
	Period From	Period From
	June 1 to	January 1 to	Year Ended	Year Ended
(In millions)	December 31, 2007	May 31, 2007	December 31, 2006	December 31, 2005
Curtailment charge (gain)
Pilot Plan	$—	$—	$(49)	$127
Salaried Plan	—	—	—	28
Contract Plan	—	—	332	54
Total	$—	$—	$283	$209

Estimated amounts that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2008:

	Pension	Other
(In millions)	Benefits	Benefits
Net loss (gain)	$1	$—
Prior service cost (credit)	—	—
	$1	$—

Weighted-average assumptions used to determine net periodic pension and other benefit costs for the periods ended December 31:

	Pension Benefits		Other Benefits
	Successor	Predecessor	Successor	Predecessor
	2007	2006	2007	2006
Discount rate (1)	6.17%	5.71%	6.17%	5.71%
Expected long-term return on plan assets	9.00%	9.00%	5.00%	5.00%
Rate of future compensation increase (2)	3.50%	3.50%	n/a	n/a
_____________________
(1) The discount rate used for the period from January 2007 through May 2007 was 5.93%.
(2) Not applicable to frozen plans.

The Company has adopted and implemented an investment policy for the defined benefit pension plans that incorporates a strategic asset allocation mix designed to best meet the Company’s long-term pension obligations.  This asset allocation policy mix is reviewed every 2-3 years and, on a regular basis, actual allocations are rebalanced toward the prevailing targets.  The following table summarizes actual allocations as of December 31, 2007 and 2006:

		Plan Assets
Asset Category	Target	2007	2006
Domestic stocks	35.0%	42.7%	47.2%
International stocks	25.0%	27.1%	28.1%
Private markets	10.0%	9.0%	5.1%
Long-duration bonds	15.0%	15.7%	14.5%
High yield bonds	5.0%	5.1%	5.1%
Real estate	10.0%	0.4%	n/a
Total	100.0%	100.0%	100.0%

The investment policy also emphasizes the following key objectives: (1) maintain a diversified portfolio among asset classes and investment styles; (2) maintain an acceptable level of risk in pursuit of long-term economic benefit; (3) maximize the opportunity for value-added returns from active management; (4) capture return opportunities from inefficiencies in nontraditional capital markets; and (5) maintain adequate controls over administrative costs.

To meet these objectives, the Company’s investment policy reflects the following major themes: (1) diversify holdings to achieve broad coverage of both stock and bond markets; (2) utilize market index funds as a core strategy, where appropriate, to ensure broad diversification, minimal fees, and reduced risk of relative underperformance of the portfolio; (3) use active investment managers with disciplined, clearly defined strategies, while establishing investment guidelines and monitoring procedures for each investment manager to ensure the characteristics of the portfolio are consistent with the original investment mandate; and (4) maintain an allocation to nontraditional investments, where market inefficiencies are greatest, and use these investments primarily to enhance the overall returns.

The Company reviews its rate of return on plan asset assumptions annually.  These assumptions are largely based on the asset category rate-of-return assumptions developed annually with the Company’s pension investment advisors.  The advisors’ asset category return assumptions are based in part on a review of historical asset returns, but also emphasize current market conditions to develop estimates of future risk and return.  Current market conditions include the yield-to-maturity and credit spreads on a broad bond market benchmark in the case of fixed income asset classes, and current prices as well as earnings and dividend growth rates in the case of equity asset classes.  The assumptions are also adjusted to account for the value of active management the funds have provided historically.  The Company’s expected long-term rate of return is based on target asset allocations of 35% domestic equities with an expected rate of return of 8.75%; 25% international equities with an expected rate of return of 8.75%; 10% private markets with an expected rate of return of 11.75%; 15% long-duration bonds with an expected rate of return of 6.0%; 5% high yield bonds with an expected rate of return of 7.50%; and 10% real estate equities with an expected rate of return of 6.75%.  These assumptions result in a weighted geometric average rate of return of 8.75% on an annual basis.

For measurement purposes, an 8.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2008.  The rate was assumed to decrease 0.5% per year reaching 5.0% in 2014 and remain at that level thereafter.  Assumed health care cost trend rates have a significant impact on the amounts reported under other benefits, above, for the health care plans.

A one percent-change in assumed health care cost trend rates would have the following effects:

	One Percentage-	One Percentage-
(In millions)	Point Increase	Point Decrease
Effect on total of service and interest cost components (1)	$4.4	$(3.8)
Effect on accumulated postretirement benefit obligations	65.1	(57.3)

_________________
(1) Effect on total of service and interest cost components for the period June through December 2007.

The future benefit payments expected to be made by the pension and other postretirement benefit plans are shown below:

		Employer
		Provided Other
	Pension	Postretirement
(In millions)	Benefits	Benefits
2008	$481	$47
2009	497	48
2010	520	50
2011	541	52
2012	568	53
Years 2013-2017	3,218	308

Note 17 — Risk Management

The Company recognizes all derivatives on the balance sheet at fair value.  The Company uses derivatives as cash flow hedges to manage the price risk of fuel, its exposure to foreign currency fluctuations, and its exposure to interest rates.  For cash flow hedges that qualify for special hedge accounting treatment under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”), the effective portion of the derivative’s gain or loss is initially reported as a component of other comprehensive income (loss) in the equity section of the balance sheet and subsequently reclassified into earnings when the forecasted transaction affects earnings.  Any ineffective portion of the derivative’s gain or loss is reported in earnings immediately.  For all other derivatives, gains and losses are recorded in earnings each period.

Risk Management.  The Company principally uses derivative financial instruments to manage specific risks and does not hold or issue them for trading purposes.  The notional amounts of financial instruments summarized below did not represent amounts exchanged between parties and, therefore, are not a measure of the Company’s exposure resulting from its use of derivatives.

Foreign Currency.  The Company is exposed to the effect of foreign exchange rate fluctuations on the U.S. dollar value of foreign currency-denominated operating revenues and expenses.  The Company’s largest exposure comes from the Japanese yen.  In 2007, the Company’s yen-denominated net cash inflow was approximately 86 billion yen ($726 million).

The Company uses forward contracts, collars or put options to hedge a portion of its anticipated yen-denominated sales.  The changes in market value of such instruments have historically been highly effective at offsetting exchange rate fluctuations in yen-denominated sales.  As of December 31, 2007, the Company had hedged approximately 42.6% of its anticipated 2008 yen-denominated sales.  The 2008 Japanese yen hedges consist of forward contracts which hedge approximately 32.7% of yen-denominated sales at an average rate of 109.3 yen per U.S. dollar and collar options which hedge approximately 9.9% of yen-denominated sales with a rate range between 102.4 and 116.4 yen per U.S. dollar.  As of December 31, 2007, a $0.1 million unrealized loss was outstanding in accumulated other comprehensive income associated with the Japanese yen hedge contracts.  Hedging gains or losses are recorded in revenue when transportation is provided.  The Japanese yen financial instruments utilized to hedge yen-denominated cash flows resulted in realized gains of $9 million and $11 million in 2006 and 2005, respectively.

As of December 31, 2007, Company had also hedged approximately 66.4% of its 2008 anticipated Canadian dollar denominated sales with forward contracts at an average rate of 1.0008 Canadian dollars per U.S. dollar.  A $2.9 million unrealized loss was outstanding in accumulated other comprehensive income associated with the Canadian dollar hedge contracts, as of December 31, 2007.

Counterparties to these financial instruments expose the Company to credit loss in the event of nonperformance, but the Company does not expect any of the counterparties to fail to meet their obligations.  The amount of such credit exposure is generally the unrealized gains, if any, in such contracts.  To manage credit risks, the Company selects counterparties based on credit ratings, limits exposure to any single counterparty and monitors the market position with each counterparty.  It is the Company’s practice to participate in foreign currency hedging transactions with a maximum span of 24 months.

Aircraft Fuel.  The Company is exposed to the effect of changes in the price and availability of aircraft fuel.  In order to provide a measure of control over price and supply, the Company trades and ships fuel and maintains fuel storage facilities to support its flight operations.  To further manage the price risk of fuel costs, the Company primarily utilizes futures contracts traded on regulated futures exchanges, swap agreements and options.

As of December 31, 2007, the Company had economically hedged the price of approximately 10% of its projected fuel requirements for 2008, through collar options.  Including an additional collar option entered into during January and February 2008, the Company has hedged the price of approximately 18% of its projected fuel requirements for 2008.   All of the Company’s existing fuel derivative contracts will expire on or before December 31, 2008.  The collar options consist of crude oil put options with a price range of $63.50 to $85.00 per barrel (average of $78.42), and related call options with a price range of $84.00 to $104.65 per barrel (average $97.38).

The Company currently has no fuel derivative contracts outstanding that are designated for special hedge accounting treatment, and therefore had no related unrealized gains (losses) in Accumulated Other Comprehensive Income (Loss) as of December 31, 2007. The Company records any changes in the contracts’ values as mark-to-market adjustments through the Consolidated Statement of Operations on a monthly basis.  During 2007, the Company recognized $112.9 million of fuel derivative net gains as reductions in fuel expense, including $18.7 million of unrealized gains related to fuel derivative contracts that will settle in 2008.  Effective June 2007, the Company began allocating mark-to-market adjustments to regional carrier expense for fuel consumed by our non-consolidated Airlink partners.  For the seven months ended December 31, 2007, the Company recognized $10.6 million of fuel derivative net gains as reductions in regional carrier expense, including $1.7 million of unrealized gains related to fuel derivative contracts that will settle in 2008.  During 2006, the Company recognized $39.3 million of fuel derivative net losses as additional fuel expense, including $2.7 million of unrealized losses related to fuel derivative contracts that settled in 2007.  During 2005, the Company recognized $20.9 million of fuel derivative net gains as a reduction to fuel expense.

Interest Rates.  The Company’s earnings are also affected by changes in interest rates due to the impact those changes have on its interest expense from floating rate debt instruments.  During June 2006, the Company entered into individual interest rate cap hedges related to three floating rate debt instruments, with a total cumulative notional amount of $429 million.  The objective of the interest rate cap hedges is to protect the anticipated payments of interest (cash flows) on the designated debt instruments from adverse market interest rate changes.  The maturity date of each of the interest rate cap hedges corresponds exactly with the maturity dates of the three designated debt instruments.  As of December 31, 2007, the Company has recorded $0.3 million of unrealized losses in accumulated other comprehensive income (loss) associated with these hedges.

Note 18 — Investment Securities

The amortized cost, gross unrealized gains and losses, and fair value of short-term investment securities classified as available-for-sale as of December 31 were as follows:

	Successor				Predecessor
	2007				2006
		Gross	Gross			Gross	Gross
(In millions)	Amortized	Unrealized	Unrealized		Amortized	Unrealized	Unrealized
Available-for-sale Securities (1)	Cost	Gains	Losses	Fair Value	Cost	Gains	Losses	Fair Value
Mutual Funds	$—	$—	$—	$—	$146	$—	$(2)	$144
U.S. Treasury securities	—	—	—	—	17	—	—	17
Corporate securities	—	—	—	—	50	1	—	51
Mortgage-backed securities	—	—	—	—	173	1	(2)	172
Asset-backed securities	95	—	—	95	212	—	(1)	211
Other securities and investments	—	—	—	—	2	—	—	2
Total available-for-sale securities	$95	$—	$—	$95	$600	$2	$(5)	$597

___________________
(1) Available-for-sale securities are carried at fair value, with unrealized net gains or losses reported within other comprehensive income in stockholders’ equity.

        As of December 31, 2007, the Company did not hold any available-for-sale securities investments which had been in an unrealized loss position for greater than 12 months.

        The following table provides information as to the amount of gross gains and losses realized through the sale of available-for-sale investment securities for the years ending December 31:

	Successor	Predecessor
	Period From	Period From
	June 1 to	January 1 to	Year Ended	Year Ended
	December 31,	May 31,	December 31,	December 31,
(In millions)	2007	2007	2006	2005
Realized gains (1)	$19	$5	$—	$24
Realized losses (1)	(35)	(6)	(1)	(27)
Net realized gains (losses)	$(16)	$(1)	$(1)	$(3)

____________________
(1)   Realized gains and losses are identified using the specific identification method.

The contractual maturities of debt securities available-for-sale at December 31, 2007 are shown below.  Expected maturities may differ from contractual maturities because borrowers may have the right to recall or prepay obligations with or without call or prepayment penalties.

(In millions)	Amortized Cost	Fair Value
Within one year	$95	$95
Between one and five years	—	—
Between five and ten years	—	—
After ten years	—	—
Total short-term investments	$95	$95

As of December 31, 2007, all of the Company’s available-for-sale securities investments consisted of student loan backed auction rate securities whose rate reset dates occur monthly.

Note 19 — Related Party Transactions

Pinnacle.  On November 29, 2007, the Company entered into a stock redemption agreement with Pinnacle Airlines Corp., pursuant to which Pinnacle repurchased the Company’s 11.4% equity interest in Pinnacle common stock for $32.9 million.  The Company recorded a loss on the sale of common stock of $14.2 million in the fourth quarter 2007. In January 2008, the Company sold the Preferred Series A share it held in Pinnacle for proceeds of $20 million. The Company no longer holds any equity interests in Pinnacle as a result of the common and preferred stock sales.

Northwest and Pinnacle have entered into an airline services agreement, under which Northwest determines Pinnacle’s commuter aircraft scheduling.  The agreement is structured as a capacity purchase agreement whereby Northwest pays Pinnacle to operate the flights on Northwest’s behalf and Northwest is entitled to all revenues associated with those flights.  Under this agreement, Northwest paid $533 million, $596 million and $572 million for the years ended December 31, 2007, 2006 and 2005, respectively.  The Company had payables of $22 million and $131 million to Pinnacle as of December 31, 2007 and 2006, respectively.  As of December 31, 2007, the Company has leased 137 CRJ200 aircraft, which are in turn subleased to Pinnacle.  As part of its overall restructuring efforts, the Company evaluated its airline services agreements with its regional carriers, initiated a request for proposal from its existing and other regional carrier operators, and obtained Bankruptcy Court approval of an amended and restated Airline Services Agreement (“Amended Pinnacle ASA”) between the Company and Pinnacle on January 11, 2007.

Aeronautical Radio, Inc.  On October 25, 2007 the Company, together with certain other major airlines sold Aeronautical Radio, Inc. (“ARINC”) to Radio Acquisition Corp., an affiliate of The Carlyle Group. For its 15.75% equity interest in ARINC, the Company received cash proceeds of $97 million.

Note 20 — Geographic Regions

The Company is managed as one cohesive business unit, of which revenues are derived primarily from the commercial transportation of passengers and cargo.  Operating revenues from flight segments serving a foreign destination are classified into the Pacific or Atlantic regions, as appropriate.  The following table shows the operating revenues for each region:

	Successor	Predecessor
	Period From	Period From
	June 1 to	January 1 to	Year Ended	Year Ended
	December 31,	May 31,	December 31,	December 31,
(In millions)	2007	2007	2006	2005
Domestic	$4,925	$3,347	$8,561	$8,274
Pacific, principally Japan	1,683	1,063	2,711	2,639
Atlantic	996	514	1,296	1,373
Total operating revenues	$7,604	$4,924	$12,568	$12,286

The Company’s tangible assets consist primarily of flight equipment, which are utilized across geographic markets and therefore have not been allocated.

Note 21 — Quarterly Financial Data (Unaudited)

Unaudited quarterly results of operations are summarized below:

	Predecessor		Successor
		Period From	Period From
		April 1 to	June 1 to
(In millions, except per share amounts)	1st Quarter	May 31	June 30	3rd Quarter	4th Quarter
2007:
Operating revenues	$2,873	$2,051	$1,130	$3,378	$3,096
Operating income (loss)	201	162	195	459	87
Net income (loss) applicable to common stockholders	$(292)	$2,043	$106	$244	$(8)

Basic earnings (loss) per common share	$(3.34)	$23.37	$0.41	$0.93	$(0.03)

Diluted earnings (loss) per common share	$(3.34)	$16.87	$0.41	$0.93	$(0.03)

	Predecessor
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2006:
Operating revenues	$2,890	$3,291	$3,407	$2,980
Operating income (loss)	(15)	295	366	94
Net income (loss) applicable to common stockholders	$(1,104)	$(285)	$(1,179)	$(267)

Basic and diluted earnings (loss) per common share	$(12.65)	$(3.27)	$(13.50)	$(3.06)

2005:
Operating revenues	$2,798	$3,195	$3,378	$2,915
Operating income (loss)	(301)	(190)	(167)	(261)
Net income (loss) applicable to common stockholders	$(537)	$(234)	$(475)	$(1,309)

Basic and diluted earnings (loss) per common share	$(6.19)	$(2.69)	$(5.45)	$(15.01)

Unaudited quarterly net income (loss) applicable to common stockholders in the table above includes the following unusual items:

	Predecessor		Successor
		Period From	Period From
		April 1 to	June 1 to
(In millions)	1st Quarter	May 31	June 30	3rd Quarter	4th Quarter
2007:
Gain (loss) on sale of assets	$—	$—	$—	$—	$(14)
Reorganization items	(393)	1,944	—	—	—
Impact on net income (loss) from unusual items	$(393)	$1,944	$—	$—	$(14)

	Predecessor
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2006:
Severance expenses	$—	$—	$—	$(23)
Reorganization items	(975)	(464)	(1,431)	(295)
Impact on net income (loss) from unusual items	$(975)	$(464)	$(1,431)	$(318)

2005:
Pension curtailment charges	$—	$—	$(82)	$—
Aircraft and aircraft related write-downs	—	(48)	—	—
Gain (loss) on sale of assets	(18)	102	—	—
Reorganization items	—	—	(159)	(922)
Cumulative effect of accounting change	(69)	—	—	—
Impact on net income (loss) from unusual items	$(87)	$54	$(241)	$(922)

The sum of the quarterly earnings per share amounts may not equal the annual amount reported since per share amounts are computed independently for each quarter and for the full year are based on respective weighted-average common shares outstanding and other dilutive potential common shares.

Note 22 — Subsequent Events (Unaudited)

        Sale of Pinnacle Airlines Preferred Share.  In January 2008, Northwest sold its Class A Preferred share to Pinnacle for a purchase price of $20 million.  The Class A Preferred share was marked-to-market upon Northwest’s adoption of fresh-start reporting; therefore, no gain or loss was recognized upon the sale.

        Midwest Air Partners, LLC.  Northwest, TPG Midwest US V, LLC, and TPG Midwest International V, LLC formed Midwest Air Partners, LLC for purposes of acquiring Midwest Air Group, Inc.  The acquisition closed on January 31, 2008 and Northwest contributed $213 million for a minority ownership interest in Midwest Air Partners, LLC.  Northwest is a passive investor in Midwest Air Partners, LLC and will not take an active role in its management.  Northwest will report its portion of the profits and losses associated with its investment in the Midwest Air Partners, LLC on the Other Income line in its Consolidated Statements of Operations.